                                                                  Exhibit (g)(1)

                      E.I. du Pont de Nemours and Company

February 19, 1999


Report of Independent Accountants


To the Stockholders and the Board of Directors of E.I. du Pont de Nemours and Company

In our opinion, the consolidated financial statements appearing on pages 41-67 of this Annual Report present fairly, in all material respects, the financial position of E.I. du Pont de Nemours and Company and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania 19103

February 19, 1999

40                                   DuPont

                             Financial Statements

       E.I. du Pont de Nemours and Company and Consolidated Subsidiaries


Consolidated Income Statement
(Dollars in millions, except per share)

--------------------------------------------------------------------------------
                                                  1998        1997       1996
                                                --------------------------------
Sales                                           $ 24,767    $ 24,089   $ 23,644
Other Income (Note 3)                                981       1,005      1,101
  Total                                           25,748      25,094     24,745
                                                --------------------------------
Cost of Goods Sold and Other Operating Charges    15,664      15,564     15,314
Selling, General and Administrative Expenses       2,115       2,061      2,119
Depreciation and Amortization                      1,452       1,361      1,526
Research and Development Expense                   1,308       1,072        990
Interest Expense (Note 4)                            520         389        409
Purchased In-Process Research and Development
  (Note 5)                                         1,443       1,478         --
Employee Separation Costs and Write-down of
  Assets (Note 6)                                    633         340         --
                                                --------------------------------
  Total                                           23,135      22,265     20,358
                                                --------------------------------
Income from Continuing Operations Before
  Income Taxes and Minority Interests              2,613       2,829      4,387
Provision for Income Taxes (Note 7)                  941       1,354      1,416
Minority Interests in Earnings of
  Consolidated Subsidiaries                           24          43         40
                                                --------------------------------
Income from Continuing Operations                  1,648       1,432      2,931

Discontinued Operations (Note 2)
  Income from Operations of
    Discontinued Business, Net of
    Income Taxes                                     594         973        705
  Gain on Disposal of Discontinued
    Business, Net of Income Taxes                  2,439          --         --
                                                --------------------------------
Income Before Extraordinary Item                   4,681       2,405      3,636
Extraordinary Charge From Early
  Extinguishment of Debt, Net of Income
  Taxes (Note 8)                                    (201)         --         --

Net Income                                      $  4,480    $  2,405   $  3,636
================================================================================
Basic Earnings (Loss) Per Share of
  Common Stock (Note 9)
  Continuing Operations Before
    Extraordinary Item                          $   1.45    $   1.26   $   2.60
  Discontinued Operations                           2.69         .86        .63
                                                --------------------------------
  Before Extraordinary Item                         4.14        2.12       3.23
  Extraordinary Charge                              (.18)         --         --
                                                --------------------------------
  Net Income                                    $   3.96    $   2.12   $   3.23
Diluted Earnings (Loss) Per Share               ================================
   of Common Stock (Note 9)
   Continuing Operations Before
     Extraordinary Item                         $   1.43    $   1.24   $   2.56
   Discontinued Operations                          2.65         .84        .62
                                                --------------------------------
   Before Extraordinary Item                        4.08        2.08       3.18
   Extraordinary Charge                             (.18)         --         --
                                                --------------------------------
   Net Income                                   $   3.90    $   2.08   $   3.18
================================================================================


                              See pages 45-67 for Notes to Financial Statements.



                                    DuPont                                    41

                              Financial Statements

       E.I. du Pont de Nemours and Company and Consolidated Subsidiaries


Consolidated Balance Sheet
(Dollars in millions, except per share)

--------------------------------------------------------------------------------
December 31                                            1998          1997
--------------------------------------------------------------------------------
Assets
Current Assets
Cash and Cash Equivalents (Note 10)                 $  1,059      $  1,004
Marketable Securities (Note 10)                           10           142
Accounts and Notes Receivable (Note 11)                4,201         4,309
Inventories (Note 12)                                  3,129         2,792
Prepaid Expenses                                         192           169
Deferred Income Taxes (Note 7)                           645           691
                                                  ------------------------------
   Total Current Assets                                9,236         9,107
                                                  ------------------------------
Property, Plant and Equipment (Note 13)               34,728        32,911
Less: Accumulated Depreciation and Amortization       20,597        20,310
                                                  ------------------------------
   Net Property, Plant and Equipment                  14,131        12,601
                                                  ------------------------------
Investment in Affiliates (Note 14)                     1,796         2,372
Other Assets (Notes 7 and 15)                          4,956         4,211
Net Assets of Discontinued Operations (Note 2)         8,417         8,398
                                                  ------------------------------
Total                                               $ 38,536      $ 36,689
================================================================================
Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable (Note 16)                          $  1,929      $  1,921
Short-Term Borrowings and Capital Lease
   Obligations (Note 17)                               6,629         6,152
Income Taxes (Note 7)                                    130           120
Other Accrued Liabilities (Note 18)                    2,922         3,024
                                                  ------------------------------
   Total Current Liabilities                          11,610        11,217

Long-Term Borrowings and Capital Lease
   Obligations (Note 19)                               4,495         5,897
Other Liabilities (Note 20)                            7,640         7,444
Deferred Income Taxes (Note 7)                           430           500
                                                  ------------------------------
   Total Liabilities                                  24,175        25,058
                                                  ------------------------------
Minority Interests                                       407           361
                                                  ------------------------------
Stockholders' Equity (next page)
Preferred Stock, without par value -
   cumulative; 23,000,000 shares
   authorized; issued at December 31:
   $4.50 Series--1,672,594 shares
     (callable at $120)                                  167           167
   $3.50 Series--700,000 shares
     (callable at $102)                                   70            70
Common Stock, $.30 par value;
   1,800,000,000 shares authorized;
   Issued at December 31, 1998--1,140,354,154;
     1997--1,152,762,128                                 342           346
Additional Paid-In Capital                             7,854         7,991
Reinvested Earnings                                    6,705         4,389
Accumulated Other Comprehensive Loss                    (432)         (297)
Common Stock Held in Trust for Unearned
   Employee Compensation and Benefits
   (Flexitrust), at Market
   (Shares: December 31, 1998--14,167,867;
     1997--23,245,747)                                  (752)       (1,396)
                                                  ------------------------------
   Total Stockholders' Equity                         13,954        11,270
                                                  ------------------------------
Total                                               $ 38,536      $ 36,689
================================================================================


                              See pages 45-67 for Notes to Financial Statements.



42                                  DuPont

                              Financial Statements

       E.I. du Pont de Nemours and Company and Consolidated Subsidiaries


Consolidated Statement of Stockholders' Equity (Notes 21 and 22)
(Dollars in millions, except per share)

------------------------------------------------------------------------------------------------------------------------------------

                                                                    Accumulated
                                           Additional                  Other                                Total         Total
                         Preferred  Common   Paid-In   Reinvested  Comprehensive              Treasury  Stockholders'  Comprehensive
                           Stock     Stock   Capital    Earnings       Loss       Flexitrust    Stock       Equity        Income
                         -----------------------------------------------------------------------------------------------------------

1996
Balance January 1, 1996     $ 237     $ 441  $ 8,689     $ 9,503     $ (113)       $ (1,645)  $(8,789)     $ 8,323
                         ----------------------------------------------------------------------------------------------
Net Income                                                 3,636                                                          $ 3,636
Cumulative Translation
   Adjustment                                                           (23)                                                  (23)
Minimum Pension
   Liability                                                             (3)                                                   (3)
                                                                                                                       -------------

Total Comprehensive
   Income                                                                                                                 $ 3,610
                                                                                                                       =============

Common Dividends
   ($1.115 per share)                                     (1,251)
Preferred Dividends                                          (10)
Treasury Stock
   Retirement                           (94)  (1,748)     (6,947)                               8,789
Warrant Repurchase                              (504)
Common Stock Issued
   Flexitrust                                   (289)                                   644
Compensation Plans                                70
Adjustments to Market
   Value                                         458                                   (458)
                         ----------------------------------------------------------------------------------------------
Balance December 31, 1996   $ 237     $ 347  $ 6,676     $ 4,931     $ (139)       $ (1,459)  $     -      $10,593
                         ----------------------------------------------------------------------------------------------
1997
Net Income                                                 2,405                                                          $ 2,405
Cumulative Translation
   Adjustment                                                          (130)                                                 (130)
Minimum Pension Liability                                               (28)                                                  (28)
                                                                                                                       -------------

Total Comprehensive
   Income                                                                                                                 $ 2,247
                                                                                                                       =============

Common Dividends
   ($1.23 per share)                                      (1,391)
Preferred Dividends                                          (10)
Treasury Stock
   Acquisition                                                                                 (1,747)
   Retirement                             (8)       (193) (1,546)                               1,747
Common Stock Issued
   Flexitrust                                       (299)                               419
   Businesses Acquired                     7       1,317
Compensation Plans                                   134
Adjustments to Market
   Value                                             356                               (356)
                         ----------------------------------------------------------------------------------------------
Balance December 31, 1997    $ 237     $ 346     $ 7,991 $ 4,389     $ (297)       $ (1,396)  $     -      $11,270
                         ----------------------------------------------------------------------------------------------
1998
Net Income                                                 4,480                                                          $ 4,480
Cumulative Translation
   Adjustment                                                           (23)                                                  (23)
Minimum Pension Liability                                              (112)                                                 (112)
                                                                                                                      -------------
Total Comprehensive
   Income                                                                                                                 $ 4,345
                                                                                                                      =============
Common Dividends ($1.365
   per share)                                             (1,539)
Preferred Dividends                                          (10)
Treasury Stock
   Acquisition                                                                                   (704)
   Issuance/Retirement                    (4)        (85)   (615)                                 704
Common Stock Issued
   Flexitrust                                       (279)                               598
   Businesses Acquired                                 4
Compensation Plans                                   269
Adjustments to Market
   Value                                             (46)                                46
                         ----------------------------------------------------------------------------------------------
Balance December 31, 1998    $ 237     $ 342     $ 7,854 $ 6,705     $ (432)       $   (752)   $     -     $13,954
                         ===========================================================================================================


                              See pages 45-67 for Notes to Financial Statements.

                                    DuPont                                    43

                              Financial Statements

       E.I. du Pont de Nemours and Company and Consolidated Subsidiaries


Consolidated Statement of Cash Flows
(Dollars in millions)
-------------------------------------------------------------------------------------------------
                                                               1998          1997         1996
                                                             ------------------------------------
Cash and Cash Equivalents at Beginning of Year               $ 1,004       $ 1,066      $ 1,408
                                                             ------------------------------------
Cash Provided by Continuing Operations
Net Income                                                     4,480         2,405        3,636
Adjustments to Reconcile Net Income to Cash
  Provided by Continuing Operations:
  Net Income from Discontinued Operations                     (3,033)         (973)        (705)
  Extraordinary Charge from Early Retirement of
    Debt (Note 8)                                                275            --           --
  Depreciation and Amortization                                1,452         1,361        1,526
  Purchased In-Process Research and
    Development (Note 5)                                       1,443         1,478           --
  Other Noncash Charges and Credits--Net                        (319)          569         (270)
  Decrease (Increase) in Operating Assets:
    Accounts and Notes Receivable                               (580)         (783)        (262)
    Inventories and Other Operating Assets                        34          (335)        (258)
  Increase (Decrease) in Operating Liabilities:
    Accounts Payable and Other Operating Liabilities             254           (20)         151
    Accrued Interest and Income Taxes (Notes 4 and 7)            126           325          291
                                                             ------------------------------------
      Cash Provided by Continuing Operations                   4,132         4,027        4,109
                                                             ------------------------------------
Investment Activities of Continuing Operations (Note 23)
Purchases of Property, Plant and Equipment                    (2,240)       (2,089)      (1,665)
Investments in Affiliates                                        (63)       (1,920)         (82)
Payments for Businesses (Net of Cash Acquired)                (3,282)       (1,238)         (75)
Proceeds from Sales of Assets                                    946           558          996
Net Proceeds from Sale of Interest in Petroleum
  Operations (Note 2)                                          4,206            --           --
Net Decrease (Increase) in Short-Term Financial
  Instruments                                                    131           115         (197)
Miscellaneous--Net                                               124           552           36
                                                             ------------------------------------
  Cash Used for Investment Activities of
    Continuing Operations                                       (178)       (4,022)        (987)
                                                             ------------------------------------
Financing Activities
Dividends Paid to Stockholders                                (1,549)       (1,401)      (1,261)
Net Increase (Decrease) in Short-Term Borrowings               1,574         1,737         (954)
Long-Term and Other Borrowings:
  Receipts                                                     6,335         6,462        3,194
  Payments                                                    (8,966)       (5,562)      (5,171)
Acquisition of Treasury Stock (Note 21)                         (704)       (1,747)          --
Repurchase of Warrants (Note 21)                                  --            --         (504)
Proceeds from Exercise of Stock Options                          257           116          315
Increase (Decrease) in Minority Interests                         --           (56)         363
                                                             ------------------------------------
  Cash Used for Financing Activities                          (3,053)         (451)      (4,018)
                                                             ------------------------------------
Net Cash Flow from Discontinued Operations                      (568)          483          606
Effect of Exchange Rate Changes on Cash                           97           (99)         (52)
                                                             ------------------------------------
Cash and Cash Equivalents at End of Year                     $ 1,434*      $ 1,004      $ 1,066
                                                             ------------------------------------
Increase (Decrease) in Cash and Cash Equivalents             $   430       $   (62)     $  (342)
=================================================================================================

*Includes cash and cash equivalents classified in the Consolidated Balance Sheet within "Net Assets of Discontinued Operations."

                              See pages 45-67 for Notes to Financial Statements.

44                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


1.   Summary of Significant Accounting Policies

DuPont observes the generally accepted accounting principles described below. These, together with the other notes that follow, are an integral part of the consolidated financial statements.

Basis of Consolidation

The accounts of wholly owned and majority-owned subsidiaries are included in the consolidated financial statements. Investments in affiliates owned 20 percent or more are accounted for under the equity method. Other securities and investments, excluding marketable securities, are generally carried at cost. The company's petroleum business is reported as discontinued operations and is discussed in Note 2.

Subsidiary Stock Transactions

Gains or losses arising from issuances by a subsidiary of its own stock in a public offering are recorded as nonoperating income.

Inventories

Substantially all inventories are valued at cost as determined by the last-in, first-out (LIFO) method; in the aggregate, such valuations are not in excess of market. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower; cost is generally determined by the average cost method.

Property, Plant and Equipment

Property, plant and equipment (PP&E) is carried at cost and, where placed in service in 1995 and following years, is depreciated using the straight-line method. PP&E placed in service prior to 1995 is depreciated under the sum-of-the-years' digits method and other substantially similar methods. Depreciation rates are based on estimated useful lives ranging from 3 to 25 years. Capitalizable costs associated with internal use of computer software are amortized on a straight-line basis over 5 to 7 years. Generally, for PP&E acquired in 1991 and later, the gross carrying value and related accumulated depreciation of assets surrendered, retired, sold or otherwise disposed of are removed from the accounts and included in determining gain or loss on such disposals. For disposals of PP&E acquired prior to 1991, the gross carrying value is charged to accumulated depreciation and any salvage or other recovery therefrom is credited to accumulated depreciation.

Maintenance and repairs are charged to operations; replacements and betterments are capitalized.

Intangible Assets

Identifiable intangible assets such as purchased technology, patents and trademarks are amortized using the straight-line method over their estimated useful lives, generally for periods ranging from 5 to 40 years. Goodwill is amortized over periods up to 40 years using the straight-line method. The company continually evaluates the reasonableness of its amortization of intangibles. In addition, if it becomes probable that expected future undiscounted cash flows associated with intangible assets are less than their carrying value, the assets are written down to their fair value.

Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted.

Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or mitigate or prevent contamination from future operations, in which event they are capitalized.

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be permanently invested. Investment tax credits or grants are accounted for in the period earned (the flow-through method).



                                    DuPont                                   45

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


Foreign Currency Translation

The U.S. dollar is the "functional currency" of the company's worldwide continuing operations. All foreign currency asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates, except for inventories, prepaid expenses and property, plant and equipment, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts remeasured at historical exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

Hedging and Trading Activities

The company routinely uses forward exchange contracts to hedge its net exposure, by currency, related to monetary assets and liabilities denominated in currencies other than the U.S. dollar. Exchange gains and losses associated with these contracts, net of their related tax effects, are included in income in the period in which they occur and substantially offset the exchange gains and losses arising from remeasurement as described above. As a result, net exchange gains and losses are not material in amount.

The company selectively enters into forward exchange contracts and similar agreements to effectively convert firm foreign currency commitments to functional currency-denominated transactions. Gains and losses on these firm commitment hedges are deferred and included in the functional currency measurement of the related foreign currency-denominated transactions. Changes in the fair value of forward exchange contracts that do not qualify for hedge accounting treatment are reflected in income in the period the change occurs.

The company enters into interest rate swap agreements as part of its program to manage the fixed and floating interest rate mix of its total debt portfolio and related overall cost of borrowing. The differential to be paid or received is accrued as interest rates change and is recognized in income over the life of the agreements.

The company enters into commodity futures contracts to hedge its exposure to price fluctuations for certain raw material purchases. Gains and losses on these hedge contracts are deferred and included in the measurement of the related transaction.

In the event that a derivative designated as a hedge of a firm commitment or anticipated transaction is terminated prior to the maturation of the hedged transaction, gains or losses realized at termination are deferred and included in the measurement of the hedged transaction. If a hedged transaction matures, or is sold, extinguished or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and the derivative is reclassified as for trading purposes. Derivatives designated as a hedge of an anticipated transaction are reclassified as for trading purposes if the anticipated transaction is no longer likely to occur.

In the Consolidated Statement of Cash Flows, the company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications of prior years' data have been made to conform to 1998 classifications.


2.   Discontinued Operations

On September 28, 1998, the company announced that the Board of Directors had approved a plan to divest the company's 100 percent-owned petroleum business (Conoco Inc.). On October 21, 1998, Conoco sold, in an initial public offering
(IPO), 191,456,427 shares of Conoco Class A common stock at $23 per share for net proceeds of $4,228, which were remitted to DuPont to repay a portion of Conoco's intercompany indebtedness to DuPont. In addition, $22 in other costs directly related to the IPO were incurred. The company intends to complete the divestiture with a tax-free split off by exchanging its remaining Conoco shares (69.5 percent) for DuPont shares no later than third quarter 1999. The company has not recognized a deferred tax liability for the difference between the book basis and tax basis of its investment in Conoco's common stock because the company does not expect this basis difference to become subject to tax. The


46                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


company's consolidated financial statements and notes report its petroleum business as discontinued operations. Prior periods have been restated. Results reported separately by Conoco are reported on a stand-alone basis and may differ from results based on discontinued operations reporting as discussed below. In addition, beginning October 22, 1998, the company's results from discontinued operations reflect minority interests of 30.5 percent.

Income from operations of discontinued business reflects Conoco's operations through September 30, 1998. Effective October 1, 1998, Conoco's results are reported as part of gain on disposal of discontinued business, and include the gain realized by the company from the IPO. For the three months and year ended December 31, 1998, such gain is $2,439. This includes a loss from Conoco's operations of $147 (after a tax benefit of $116) and reflects nonrecurring charges of $164; principally $127 for compensation expense for options granted by Conoco in substitution for DuPont options held by Conoco employees, $69 for employee separation costs and property impairments, partially offset by $32 of asset sales. In addition, net gain from sale of stock by subsidiary includes charges of $40 that are a direct result of the decision to divest Conoco. Also, 1998 results of income from operations of discontinued business includes a $31 tax benefit related to the sale of an international subsidiary, partly offset by a $28 litigation accrual in the United States. The year ended December 31, 1997, includes charges of $112 for impairment of nonrevenue producing properties and $55 for a write-down of an office building held for sale, substantially offset by a $161 gain on the sale of certain North Sea producing and exploration properties. The year ended December 31, 1996, includes charges of $63 for write-down of investment in an European natural gas marketing joint venture and $22 principally for employee separation costs in the United States, partly offset by a net benefit of $44 related to environmental insurance recoveries.

The cumulative translation adjustment reflected in the Consolidated Balance Sheet and Consolidated Statement of Stockholders' Equity pertains to Conoco's operations. Effective January 1, 1996, local currency was designated as the functional currency for Conoco's integrated European petroleum operations to properly reflect changed circumstances in the primary economic environment in which these subsidiaries operate. For Conoco subsidiaries whose functional currency is local currency, assets and liabilities denominated in local currency are translated into U.S. dollars at end-of-period exchange rates, and resultant translation adjustments are reported as a separate component of stockholders' equity.

--------------------------------------------------------------------------------
Income from Operations of
Discontinued Business (1)             1998          1997        1996
--------------------------------------------------------------------------------
Net Sales                             $14,446     $20,990     $20,166
Income Before Income Taxes and
  Minority Interests (2)                  921       1,918       1,654
Provision for Income Taxes                311         921         930
Minority Interests                         16          24          19
                                     -------------------------------------------
Income from Operations,
  Net of Income Taxes                 $   594     $   973     $   705
================================================================================

(1)  1998 results are nine months ended September 30, 1998.

(2) Includes net interest expense allocations (based on the ratio of net assets of discontinued operations to consolidated net assets plus debt) of $240 through September 30, 1998, $248 for 1997, and $285 for 1996.

--------------------------------------------------------------------------------
Gain on Disposal of Discontinued Business (1)                           1998
--------------------------------------------------------------------------------
Net Sales                                                             $ 4,737
(Loss) Before Income Taxes and
 Minority Interests (2)                                                  (308)
Provision for Income Taxes                                               (116)
Minority Interests                                                        (45)
                                                                     -----------
(Loss) from Operations, Net of Income Taxes                              (147)
Net Gain from Sale of Stock by Subsidiary                               2,586
                                                                     -----------
Gain on Disposal of Discontinued Business,
  Net of Income Taxes                                                 $ 2,439
================================================================================

(1)  Three months ended December 31, 1998.

(2) Includes interest expense allocation (based on specific debt to be assumed) of $93.

The 1998 effective income tax rate (EITR) of 31.8 percent on Conoco's operations is significantly lower than the 1997 EITR of 48.0 percent and the 1996 EITR of
56.2 percent due to a larger U.S. alternative fuels tax credit, realization of a tax benefit on the sale of a subsidiary and a greater percentage of earnings in countries with lower effective tax rates.

It is expected that there will be a gain on ultimate disposal of Conoco, taking into account its estimated results in 1999.

--------------------------------------------------------------------------------
Net Assets of Discontinued Operations                      1998         1997
--------------------------------------------------------------------------------
December 31
Cash and Cash Equivalents                              $    375      $     --
Other Current Assets                                      2,864         2,938
Property, Plant and Equipment - net                      11,438        10,982
Other Assets                                              2,011         1,490
Current Liabilities                                      (2,473)       (3,023)
Other Liabilities                                        (4,115)       (3,680)
Minority Interests                                       (1,683)         (309)
                                                      --------------------------
  Net Assets of Discontinued Operations                $  8,417      $  8,398
================================================================================


                                    DuPont                                   47

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


As of December 31, 1998, DuPont and Conoco had an intercompany receivable and payable, respectively, for $4,596 that has been eliminated for purposes of presenting net assets of discontinued operations. As described in the Restructuring, Transfer and Separation Agreement, Conoco is obligated to repay all outstanding debt owed to DuPont at such time as DuPont's voting power becomes less than 50 percent of Conoco.

3.   Other Income

--------------------------------------------------------------------------------
                                               1998       1997        1996
                                            ------------------------------------
Royalty income                               $  132      $   64     $   72
Interest income, net of
  miscellaneous interest expense                112         131        118
Equity in earnings of affiliates
  (see Note 14)                                 278         643        694
Sales of assets                                 375*         64        162
Miscellaneous income and
  expenses--net                                  84         103         55
                                            ------------------------------------
                                             $  981      $1,005     $1,101
--------------------------------------------------------------------------------

* Includes a $217 gain on the sale of substantially all of the company's remaining interest in CONSOL Energy Inc.

4.   Interest Expense

--------------------------------------------------------------------------------
                                             1998        1997         1996
                                            ------------------------------------
Interest incurred                            $640        $469         $479
Less: Interest capitalized                    120          80           70
                                            ------------------------------------
                                             $520        $389         $409
--------------------------------------------------------------------------------

Interest paid (net of amounts capitalized) was $553 in 1998, $324 in 1997 and $451 in 1996.

5.   Purchased In-Process Research and Development

Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced but not yet completed at the date of acquisition, for which technological feasibility has not been established and which have no alternative future use in research and development activities or otherwise. In accordance with Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs," as interpreted by FASB Interpretation No. 4, amounts assigned to purchased in-process research and development meeting the above criteria must be charged to expense at the date of consummation of the purchase business combination.

In 1997, a charge of $903 was recorded in conjunction with the purchase of a 20 percent interest in Pioneer Hi-Bred International Inc. In addition, charges of $500 and $75 were recorded in conjunction with the purchase of Protein Technologies International and the ICI polyester resins and intermediates businesses, respectively, based on preliminary allocations of purchase price.

In 1998, charges of $60 and $103 were recorded to revise the preliminary allocation for Protein Technologies International, and the ICI polyester resins and intermediates businesses, respectively, upon revision of preliminary purchase price allocations for these acquisitions. In addition, a charge of $50 was recorded in conjunction with the 1998 acquisition of the ICI polyester films business based on preliminary allocations of the purchase price for this acquisition and a charge of $1,230 was recorded in conjunction with the 1998 purchase of Merck & Co.'s interest in The DuPont Merck Pharmaceutical Company, based on preliminary allocations of purchase price. See Note 23.

6.   Employee Separation Costs and Write-down of Assets

During 1998 the company recorded charges totaling $577 directly related to management decisions to implement company-wide productivity improvement initiatives. Charges from these initiatives reduced segment earnings as follows:
Agriculture & Nutrition - $19; Nylon Enterprise - $231; Performance Coatings & Polymers - $25; Pigments & Chemicals - $23; Polyester Enterprise - $158; Specialty Fibers - $6; Specialty Polymers - $47; Other - $68.

These charges included $310 related to employee separation costs, substantially all of which were for estimated involuntary and voluntary termination payments for approximately 4,100 employees, and were based on plans that identified the number of employees to be terminated, their functions and their businesses. Approximately two-thirds of the reductions will occur in the United States. As of December 31, 1998, about 2,700 employees have been terminated under these initiatives, and about $134 has been settled and charged against the related liability. The remaining 1,400 employee terminations will occur in 1999.


48                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


The remaining charge of $267 relates to write-downs of property, plant and equipment, principally due to the shutdown of excess production capacity. The charge covers the net book value of the facilities and estimated dismantlement costs less estimated salvage proceeds. The largest component, $114, covers the shutdown of polyester manufacturing lines at Circleville, Ohio; Cooper River, South Carolina; Kinston, Cape Fear and Cedar Creek, North Carolina; and Luxembourg. In addition, $78 represents the shutdown of DuPont Nylon manufacturing operations at Martinsville, Virginia; Doncaster, United Kingdom; and Bayswater, Australia. Other charges are principally attributable to the shutdown of manufacturing and other facilities within the Pigments & Chemicals and Other segments. DuPont expects to complete these activities in 1999.

In the fourth quarter of 1998, the company also recorded a charge of $56 relating to the impairment of certain intangible assets held for use by the Pharmaceuticals segment when it was determined that future undiscounted cash flows associated with these assets were insufficient to recover their carrying value. The impaired assets principally represent the company's historical ownership interest in product rights and license agreements contributed in 1991 by Merck & Co. Inc. to The DuPont Merck Pharmaceutical Company. The assets were written down to fair value, which was determined on the basis of discounted cash flows.

During 1997 DuPont and the Agfa-Gevaert Group (Agfa) signed an agreement under which Agfa would acquire DuPont's global graphic arts and offset printing plates businesses. Agfa agreed to purchase the company's inventory, manufacturing facilities in Germany and the United Kingdom, and provide employment to most of the 2,200 DuPont employees working in these businesses. A decision was made to dispose of these businesses, which are a component of the Other segment, after it became apparent that the company would not be a leader in this industry. In connection with the sale, DuPont recorded a charge of $340 in the third quarter 1997 period. This included $233 to write down assets held for sale to their estimated net realizable value based on the agreement with Agfa, $53 for employee separation and other people related costs, and $54 to provide for other expenses associated with exiting these businesses. The number of people identified for termination was less than 250. Total remaining reserve balances are approximately $30 at December 31, 1998. The 1997 loss from operations from these businesses was not material. The transaction closed during the first quarter of 1998.

7.   Provision for Income Taxes

--------------------------------------------------------------------------------
                                           1998         1997         1996
                                       -----------------------------------------
Current tax expense:
  U.S. federal                          $   526      $   841      $   718
  U.S. state and local                      (15)          45           23
  International                             447          398          381
                                       -----------------------------------------
          Total                             958        1,284        1,122
                                       -----------------------------------------
Deferred tax expense:
  U.S. federal                             (129)         110          314
  U.S. state and local                       21            3            5
  International                              91          (43)         (25)
                                       -----------------------------------------
          Total                             (17)          70          294
                                       -----------------------------------------
Provision for Income Taxes                  941        1,354        1,416
Stockholders' Equity
  Stock Compensation (1)                    (82)         (96)         (69)
  Minimum Pension Liability (2)             (81)         (18)          (1)
Extraordinary Loss                          (74)          --           --
Discontinued Operations                     195          921          930
                                       -----------------------------------------
Total                                   $   899      $ 2,161      $ 2,276
================================================================================

(1) Represents tax benefit of certain stock compensation amounts that are deductible for income tax purposes but do not affect net income.

(2) Represents deferred tax charge for minimum pension liability recorded in stockholders' equity. See Note 21.

Total income taxes paid on continuing operations worldwide were $782 in 1998, $1,094 in 1997 and $1,083 in 1996.


                                    DuPont                                   49

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


Deferred income taxes result from temporary differences between the financial and tax bases of the company's assets and liabilities. The tax effects of temporary differences and tax loss/tax credit carryforwards included in the deferred income tax provision are as follows:

--------------------------------------------------------------------------------
                                              1998        1997       1996
                                            ------------------------------------
Depreciation                                 $ 185       $  96      $  28
Accrued employee benefits                       71          63        122
Other accrued expenses                          19           9        (63)
Inventories                                     54         (36)       (31)
Unrealized exchange gains (losses)             (11)         (6)         5
Investment in subsidiaries and
  affiliates                                   (73)        (38)       (19)
Amortization of intangibles                   (504)*        (2)         5
Other temporary differences                    158          61        173
Tax loss/tax credit carryforwards               35         (50)       119
Valuation allowance change-- net                49         (27)       (45)
                                            ------------------------------------
                                             $ (17)      $  70      $ 294
================================================================================

  * Amortization of intangibles includes the write-off of in-process research and development for DuPont Pharmaceuticals, Polyester Films, and Polyester Resins & Intermediates.

The significant components of deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows:

--------------------------------------------------------------------------------
                                        1998                   1997
                              --------------------------------------------------
Deferred Tax                     Asset   Liability       Asset   Liability
--------------------------------------------------------------------------------
Depreciation                    $   --     $1,578       $   --     $1,345
Accrued employee benefits        3,075      1,143        2,913        968
Other accrued expenses             454          3          505         25
Inventories                        278         63          331         55
Unrealized exchange gains            8          8            6         19
Tax loss/tax credit
  carryforwards                    118         --          130         --
Investment in subsidiaries
  and affiliates                    77         35           62         93
Amortization of intangibles        519        178           21         --
Other                              227        921          237        662
                              --------------------------------------------------
Total                           $4,756     $3,929       $4,205     $3,167
                                          -------                 --------------
Less: Valuation
  allowance                        220                     171
                              --------                 -------
Net                             $4,536                  $4,034
================================================================================

Current deferred tax liabilities (included in the Consolidated Balance Sheet caption "Income Taxes") were $14 and $7 at December 31, 1998 and 1997, respectively. In addition, deferred tax assets of $406 and $683 were included in Other Assets at December 31, 1998 and 1997, respectively (see Note 15).

An analysis of the company's effective income tax rate follows:

--------------------------------------------------------------------------------
                                               1998       1997       1996
                                             -----------------------------------
Statutory U.S. federal income tax rate         35.0%      35.0%      35.0%
International operations                        2.0       (3.5)        --
Lower effective tax rate on export sales       (1.9)      (2.2)      (1.4)
In-process research and development             1.7       17.9*        --
Other--net                                     (0.8)       0.7       (1.3)
                                             -----------------------------------
Effective income tax rate                      36.0%      47.9%      32.3%
================================================================================

  * Charges associated with the Pioneer and PTI transactions were not tax effected because these purchases were stock acquisitions rather than asset purchases. See Note 5.

Income from continuing operations before income taxes and minority interests shown below are based on the location of the corporate unit to which such earnings are attributable. However, since such earnings are often subject to taxation in more than one country, the income tax provision shown above as U.S. or international does not correspond to the earnings set forth below.

--------------------------------------------------------------------------------
                                               1998       1997       1996
                                            ------------------------------------
United States (including exports)            $1,388     $1,820     $3,226
International                                 1,225      1,009      1,161
                                            ------------------------------------
                                             $2,613     $2,829     $4,387
================================================================================

At December 31, 1998, unremitted earnings of subsidiaries outside the United States totaling $5,996 were deemed to be permanently invested. No deferred tax liability has been recognized with regard to the remittance of such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

Under the tax laws of various jurisdictions in which the company operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward, subject to statutory limitations, to reduce taxable income or taxes payable in a future year. At December 31, 1998, the tax effect of such carryforwards approximated $118. Of this amount, $77 has no expiration date and $41 expires after 1999 but before 2003.

8.   Extraordinary Charge from Early Extinguishment of Debt

In September 1998, the company redeemed various outstanding notes and debentures with an aggregate principal value of $1,633. The extraordinary charge of $201, net of a tax benefit of $74, principally represents call premium and unamortized discount. The effective income tax rate of 26.9 percent reflects the mix of U.S. and international operations.



50                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)



9.   Earnings Per Share of Common Stock

Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The numerator for both income from continuing operations and net income is reduced by preferred dividends of $10. For diluted earnings per share, the numerator is adjusted to recognize reduced share of earnings assuming options in subsidiary company stock are exercised if the effect of this adjustment is dilutive. For 1998 this effect was anti-dilutive. The denominator is based on the following weighted-average number of common shares and includes the additional common shares that would have been outstanding if potentially dilutive common shares had been issued:

--------------------------------------------------------------------------------
                         1998               1997             1996
--------------------------------------------------------------------------------
Basic               1,128,826,525     1,130,755,483     1,121,350,592
Diluted             1,145,347,028     1,149,803,450     1,139,822,755
================================================================================

Average stock options of 5,527,629 and 4,930,300 are not included in the diluted earnings per share calculation for the years 1998 and 1997, respectively, since in each case the exercise price is greater than the average market price.

Shares held by the Flexitrust are not considered as outstanding in computing the weighted-average number of common shares. See Notes 21 and 22


10.  Cash and Cash Equivalents and Marketable Securities

Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value because of the short maturity of these instruments. Cash and cash equivalents are used in part to support a portion of the company's commercial paper program.

Marketable securities represent investments in fixed and floating rate financial instruments classified as available-for-sale securities and reported at fair value.


11.  Accounts and Notes Receivable

--------------------------------------------------------------------------------
December 31                                              1998          1997
--------------------------------------------------------------------------------
Trade--net of allowances of $101 in 1998
  and $66 in 1997                                      $3,591        $3,438
Miscellaneous                                             610           871
                                                   -----------------------------
                                                       $4,201        $4,309
================================================================================

Accounts and notes receivable are carried at amounts that approximate fair value and include $70 for 1998 and $74 for 1997 due from equity affiliates.

See Note 28 for a description of business segment markets and associated concentrations of credit risk.


12.  Inventories

--------------------------------------------------------------------------------
December 31                                             1998          1997
--------------------------------------------------------------------------------
Finished products                                     $2,209        $2,115
Semifinished products                                    836           827
Raw materials and supplies                               749           659
                                                   -----------------------------
Total                                                  3,794         3,601
Less: Adjustment of inventories
  to a last-in, first-out
  (LIFO) basis                                           665           809
                                                   -----------------------------
                                                      $3,129        $2,792
================================================================================

Inventory values before LIFO adjustment are generally determined by the average cost method, which approximates current cost. Inventories valued under the LIFO method comprised 85 percent of consolidated inventories before LIFO adjustment at December 31, 1998 and 1997.


13.  Property, Plant and Equipment

--------------------------------------------------------------------------------
December 31                                             1998           1997
--------------------------------------------------------------------------------
Buildings                                            $ 3,889        $ 3,464
Equipment                                             28,485         27,326
Land                                                     288            260
Construction                                           2,066          1,861
                                                   -----------------------------
                                                     $34,728        $32,911
================================================================================

Property, plant and equipment includes gross assets acquired under capital leases of $115 and $130 at December 31, 1998 and 1997, respectively; related amounts included in accumulated depreciation and amortization were $54 and $57 at December 31, 1998 and 1997, respectively.



                                    DuPont                                    51

                         Notes to Financial Statements

                    (Dollars in millions, except per share)



14.  Summarized Financial Information for Affiliated Companies

Summarized combined financial information for affiliated companies for which the equity method of accounting is used (see Note 1, Basis of Consolidation) is shown below on a 100 percent basis. The most significant of these affiliates at December 31, 1998, are DuPont Dow Elastomers LLC (50 percent owned by DuPont) and Pioneer Hi-Bred International Inc. (20 percent owned by DuPont). Dividends received from equity affiliates were $239 in 1998, $676 in 1997 and $776 in 1996.

                                                  Year Ended December 31
--------------------------------------------------------------------------------
Results of operations                       1998 (1)       1997         1996
--------------------------------------------------------------------------------
Sales (2)                                  $8,656        $7,778       $7,604
Earnings before income taxes                  863         1,166          803
Net Income                                    689         1,027          661
                                        ----------------------------------------
DuPont's equity in earnings
  of affiliates
  Partnerships (3)                         $  162        $  493       $  610
  Corporate joint ventures
    (after income taxes)                      116           150           84
                                        ----------------------------------------
                                           $  278        $  643 (4)   $  694 (5)
================================================================================

(1) Effective July 1, 1998, DuPont purchased Merck's 50 percent interest in DuPont Merck and results are fully consolidated. Effective November 5, 1998, substantially all of DuPont's 50 percent interest in CONSOL Energy Inc. was sold.

(2)  Includes sales to DuPont of $614 in 1998, $685 in 1997 and $734 in 1996.

(3)  Income taxes are reflected in the company's provision for income tax.

(4) Includes a benefit of $115 from the gain on the sale by DuPont Merck of its generic and multisource product lines.

(5) Reflects a more favorable allocation of DuPont Merck operating income to recognize the performance of assets originally contributed to the venture by DuPont.

--------------------------------------------------------------------------------
Financial position at December 31                    1998           1997
--------------------------------------------------------------------------------
Current assets                                    $ 3,428        $ 4,234
Noncurrent assets                                   3,838          7,239
                                              ----------------------------------
  Total assets                                    $ 7,266        $11,473
                                              ----------------------------------
Short-term borrowings*                            $ 1,022        $   633
Other current liabilities                           1,569          2,128
Long-term borrowings*                                 679            874
Other long-term liabilities                           231          2,857
                                              ----------------------------------
  Total liabilities                               $ 3,501        $ 6,492
                                              ----------------------------------
DuPont's investment in affiliates
  (includes advances)                             $ 1,796        $ 2,372
================================================================================

   * DuPont's pro rata interest in total borrowings was $705 in 1998 and $688 in 1997 of which $168 in 1998 and $192 in 1997 was guaranteed by the company. These amounts are included in the guarantees disclosed in Note 26.


15.  Other Assets

--------------------------------------------------------------------------------
December 31                                             1998           1997
--------------------------------------------------------------------------------
Prepaid pension cost                                   $1,362         $1,602
Intangible assets - net of accumulated
  amortization of $225 in 1998 and
  $130 in 1997                                          2,566*         1,270
Other securities and investments                           84            185
Deferred income taxes (see Note 7)                        406            683
Miscellaneous                                             538            471
                                                   -----------------------------
                                                       $4,956         $4,211
================================================================================

   * Includes $1,070 for DuPont Pharmaceuticals, and increases of $58 reflecting revision of preliminary purchase price allocations for businesses purchased from Ralston Purina and ICI.

Other securities and investments includes $97 at December 31, 1997, representing marketable securities classified as available for sale and reported at fair value. The remainder represents numerous small investments in securities for which there are no quoted market prices and for which it is not practicable to determine fair value. Such securities are reported at cost.


16.  Accounts Payable

--------------------------------------------------------------------------------
December 31                                             1998           1997
--------------------------------------------------------------------------------
Trade                                                  $1,206        $1,074
Payables to banks                                         162           188
Compensation awards                                       216           267
Miscellaneous                                             345           392
                                                   -----------------------------
                                                       $1,929        $1,921
================================================================================

Payables to banks represents checks issued on certain disbursement accounts but not presented to the banks for payment. The reported amounts shown above approximate fair value because of the short maturity of these obligations.



52                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)



17.  Short-Term Borrowings and Capital Lease Obligations

--------------------------------------------------------------------------------
December 31                                         1998           1997
--------------------------------------------------------------------------------
Commercial paper                                  $5,978        $2,576
Private placement commercial paper                    --         2,896
Non-U.S. bank borrowings                             180           197
Medium-term notes payable within
  one year                                           140           128
Long-term borrowings payable
  within one year                                    300           300
Industrial development bonds
  payable on demand                                   26            51
Capital lease obligations                              5             4
                                              ----------------------------------
                                                  $6,629        $6,152
================================================================================

The estimated fair value of the company's short-term borrowings, including interest rate financial instruments, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities, was $6,700 and $6,200 at December 31, 1998 and 1997, respectively. The increase in estimated fair value in 1998 was primarily due to higher short-term borrowing levels.

Unused short-term bank credit lines were approximately $7,400 and $6,200 at December 31, 1998 and 1997, respectively. These lines support short-term industrial development bonds, a portion of the company's commercial paper program and other borrowings.

The weighted-average interest rate on short-term borrowings outstanding at December 31, 1998 and 1997, was 5.4 percent and 5.9 percent, respectively.


18.  Other Accrued Liabilities

--------------------------------------------------------------------------------
December 31                                                 1998          1997
--------------------------------------------------------------------------------
Payroll and other employee-related costs                  $  673        $  582
Accrued postretirement benefits cost (see Note 24)           302           317
Productivity initiatives                                     165            --
Miscellaneous                                              1,782         2,125
                                                       -------------------------
                                                          $2,922        $3,024
================================================================================

19.  Long-Term Borrowings and Capital Lease Obligations

--------------------------------------------------------------------------------
December 31                                           1998           1997
--------------------------------------------------------------------------------
U.S. dollar:
  Industrial development bonds due 2007-2026        $  309        $  333
  Medium-term notes due 2000-2048 (1)                  653           437
  7.50% notes due 1999                                  --           301
  9.15% notes due 2000                                 301           303
  6.00% debentures due 2001 ($660 face
    value, 13.95% yield to maturity)                    --           505
  6.50% notes due 2002                                 499           498
  6.75% notes due 2002                                 300           299
  8.00% notes due 2002                                 252           252
  8.50% notes due 2003 (2)                             141           300
  8.13% notes due 2004                                 331           331
  8.25% notes due 2006                                 282           282
  6.75% notes due 2007                                 499           499
  8.25% debentures due 2022                             49           372
  7.95% debentures due 2023                             38           299
  6.50% debentures due 2028                            298            --
  7.50% debentures due 2033                             23           247
6.25% Swiss franc notes due 2000 (3)                   103           103
Other loans (various currencies)
  due 1999-2008                                        363           475
Capital lease obligations                               54            61
                                               ---------------------------------
                                                    $4,495        $5,897
================================================================================

(1)  Average interest rates at December 31, 1998 and 1997, were 6.4 percent and
     7.1 percent, respectively.

(2) The company entered into an interest rate swaption agreement as part of the program to manage the fixed and floating interest rate mix of total borrowings. The agreement gives the swaption counterparty the one-time option to put the company into an interest rate swap with a notional amount of $300, whereby the company would, over the remaining term of the note, receive fixed rate payments essentially equivalent to the fixed interest rate of the underlying note, and pay the counterparty a floating rate of interest essentially equivalent to the rate the company pays on its commercial paper. If exercised, the swaption would effectively convert the note to a floating rate obligation over the remaining maturity of the note. The premium received from the counterparty for this swaption is being amortized to income, using the effective interest method, over the remaining maturity of the note. The interest rate swaption agreement was reduced to a notional amount of $141 in September 1998. The fair value and carrying value of the swaption at December 31, 1998 and 1997, was not material.

(3) Represents notes denominated as 150 million Swiss francs with a 6.25 percent Swiss franc fixed interest rate. Concurrent with the issuance of these notes, the company entered into an interest and principal currency swap that effectively established a $103 fixed principal amount with a 6.9 percent U.S. dollar fixed interest rate.



                                    DuPont                                   53

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


At December 31, 1998, average interest rates on industrial development bonds and on other loans (various currencies) were 6.1 percent and 7.0 percent, respectively, the same as December 31, 1997.

Maturities of long-term borrowings, together with sinking fund requirements for years ending after December 31, 1999, are $628, $107, $1,242 and $428 for the years 2000, 2001, 2002 and 2003, respectively.

The estimated fair value of the company's long-term borrowings, including interest rate financial instruments, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities was $4,900 and $6,500 at December 31, 1998 and 1997, respectively.

20.  Other Liabilities

--------------------------------------------------------------------------------
December 31                                              1998          1997
--------------------------------------------------------------------------------
Accrued postretirement benefits cost                   $5,555        $5,548
Reserves for employee-related costs                       921           956
Miscellaneous                                           1,164           940
                                                      --------------------------
                                                       $7,640        $7,444
================================================================================

21.  Stockholders' Equity

In January 1997 the company approved plans to purchase and retire up to 20 million shares of common stock to offset dilution resulting from shares issued under its compensation programs. In 1997 the company spent $327 to purchase and retire 5,833,100 shares of DuPont common stock under this program. In 1998 the company spent $769 to purchase 12,814,162 shares, of which 6 million shares were purchased in a private placement transaction. Under the terms of this private placement agreement, the final settlement payment resulted in the issuance of 333,862 treasury shares valued at $20. In 1998, 12,480,300 shares were retired.

In 1997, 509,778 shares were issued for 100 percent of the capital stock of Pfister Hybrid Corn Company. Also in 1997, 22.5 million shares were issued for 100 percent of the capital stock of Protein Technologies International (PTI). Immediately subsequent to the PTI transaction, 22.5 million shares were repurchased for $1,420 ($63.13 a share) in two private placement transactions. The purchase price for one transaction for 16 million shares was subject to adjustment under terms of the private placement agreement. The company received $65 in 1998 as a final settlement payment associated with this transaction. The remaining 6.5 million shares were purchased from the DuPont Pension Trust Fund for $410. Also in 1998, 72,326 shares valued at $4.4 were issued for final settlement of 1997 acquisitions, principally PTI.

Additional paid-in capital (compensation plans) includes $66 and $38 at December 31, 1998 and 1997, respectively, related to amounts accrued for variable options.

In July 1996 DuPont repurchased warrants from Seagram for $504. Coincident with the repurchase, the company retired 312 million shares of common stock held as treasury stock.

Shares held by the Flexitrust are used to satisfy existing employee compensation and benefit programs.

Set forth below is a reconciliation of common stock share activity for the three years ended December 31, 1998:

-----------------------------------------------------------------------------------
Shares of Common Stock                                           Held In
                                                    -------------------------------
                                       Issued          Flexitrust       Treasury
                                  -------------------------------------------------
Balance January 1, 1996            1,470,085,448      (47,092,352)    (312,000,000)
                                  -------------------------------------------------
Issued                                         2       16,100,762
Treasury Stock Retirement           (312,000,000)                      312,000,000
                                  -------------------------------------------------
Balance December 31, 1996          1,158,085,450      (30,991,590)               -
                                  -------------------------------------------------
Businesses Acquired                   23,009,778
Issued                                                  7,745,843
Treasury Stock
        Acquisition                                                    (28,333,100)
        Retirement                   (28,333,100)                       28,333,100
                                  -------------------------------------------------
Balance December 31, 1997          1,152,762,128      (23,245,747)               -
                                  -------------------------------------------------
Businesses Acquired                       72,326
Issued                                                  9,077,880          333,862
Treasury Stock
        Acquisition                                                    (12,814,162)
        Retirement                   (12,480,300)                       12,480,300
                                  -------------------------------------------------
Balance December 31, 1998          1,140,354,154      (14,167,867)               -
===================================================================================

54                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," was adopted by the company in 1998 and establishes standards for reporting and displaying comprehensive income. The pretax, tax and after-tax effects of the components of other comprehensive income are shown below:

--------------------------------------------------------------------------------
Other Comprehensive Income               Pretax      Tax        After-tax
                                       -----------------------------------------
1998
Cumulative Translation Adjustment       $   (23)    $   -       $  (23)
Minimum Pension Liability Adjustment       (193)       81         (112)
                                       -----------------------------------------
Other Comprehensive Income (Loss)       $  (216)    $  81       $ (135)

1997
Cumulative Translation Adjustment       $  (130)    $   -       $ (130)
Minimum Pension Liability Adjustment        (46)       18          (28)
                                       -----------------------------------------
Other Comprehensive Income (Loss)       $  (176)    $  18       $ (158)

1996
Cumulative Translation Adjustment       $   (23)    $   -       $  (23)
Minimum Pension Liability Adjustment         (4)        1           (3)
                                       -----------------------------------------
Other Comprehensive Income (Loss)       $   (27)    $   1       $  (26)
================================================================================

The minimum pension liability included in the Consolidated Statement of Stockholders' Equity is $256, $144 and $116 as of December 31, 1998, 1997 and 1996, respectively, and includes $79, $25 and $16 for Conoco for the years then ended.

Balances of related after-tax components comprising accumulated other comprehensive loss are summarized below:

--------------------------------------------------------------------------------
Accumulated Other Comprehensive Loss         1998          1997          1996
--------------------------------------------------------------------------------
December 31
Foreign Currency Translation Adjustment     $(176)        $(153)        $ (23)
Minimum Pension Liability Adjustment         (256)         (144)         (116)
                                           -------------------------------------
                                            $(432)        $(297)        $(139)
================================================================================

22.  Compensation Plans

From time to time, the Board of Directors has approved the adoption of worldwide Corporate Sharing Programs. Under these programs, essentially all employees have received a one-time grant to acquire shares of DuPont common stock at the market price on the date of grant. Option terms are "fixed" and options generally are exercisable one year after date of grant and expire 10 years from date of grant. There are no additional shares that may be subject to option under existing programs.

Stock option awards under the DuPont Stock Performance Plan may be granted to key employees of the company and may be "fixed" and/or "variable." The purchase price of shares subject to option is equal to or in excess of the market price of the company's stock at the date of grant. Optionees are eligible for reload options upon the exercise of stock options with the condition that shares received from the exercise are held for at least two years. A reload option is granted at the market price on the date of grant and has a term equal to the remaining term of the original option. The maximum number of reload options granted is limited to the number of shares subject to option in the original option times the original option price divided by the option price of the reload option. Generally, fixed options are fully exercisable from one to three years after date of grant and expire 10 years from date of grant. Beginning in 1998, shares otherwise receivable from the exercise of nonqualified options can be deferred as stock units for a designated future delivery.

Variable stock option grants have been made to certain members of senior management. These options are subject to forfeiture if, within five years from the date of grant, the market price of DuPont common stock does not achieve a price of $75 per share for 50 percent of the options and $90 per share for the remaining 50 percent. This condition was met in 1998 for options with a $75 per share hurdle price and, as a result, these options became "fixed" and exercisable.

The maximum number of shares that may be subject to option for any consecutive five-year period is 72 million shares. Subject to this limit, additional shares that may have been made subject to options were 60,949,492 for 1998, 56,842,462 for 1997 and 59,078,926 for 1996.

Awards for 1998 under the DuPont Stock Performance Plan (granted to key employees in 1999) consisted of 4,946,131 fixed options to acquire DuPont common stock at the market price ($52.50 per share) on the date of grant and 700,000 fixed options at an exercise price of $75 per share. Fixed options granted at $52.50 per share vest over a three-year period and, except for the last six months of the 10-year option term, are exercisable when the market price of DuPont common stock exceeds the option grant price by 20 percent. Fixed options granted at an exercise price of $75 per share vest three years from the date of grant and expire 10 years after the date of grant.


                                    DuPont                                   55

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


The following table summarizes activity for fixed and variable options for the last three years:

--------------------------------------------------------------------------------
                                   Fixed                      Variable
                        --------------------------------------------------------
                           Number         Weighted-      Number      Weighted-
                             of            Average         of         Average
                           Shares           Price        Shares       Price
                        --------------------------------------------------------
January 1, 1996          61,539,178        $23.83             --        --
Granted                   5,674,188        $39.41             --        --
Exercised                17,754,052        $23.56             --        --
Forfeited                    93,186        $25.96             --        --
--------------------------------------------------------------------------------
December 31, 1996        49,366,128        $25.73             --        --
Granted                  22,937,612        $52.82      4,926,900    $   52.66
Exercised                 9,719,982        $24.47             --        --
Forfeited                 1,373,884        $47.85         95,600    $   52.50
--------------------------------------------------------------------------------
December 31, 1997        61,209,874        $35.58      4,831,300    $   52.66
Granted                   5,697,539        $59.96        101,000    $   64.90
Reclassified              1,653,748        $52.52     (1,653,748)   $   52.52
Exercised                 8,345,303        $33.70             --           --
Forfeited*                8,786,328        $39.74        629,800    $   52.50
--------------------------------------------------------------------------------
December 31, 1998        51,429,530        $38.42      2,648,752    $   53.25
================================================================================

  *  Includes options cancelled as part of the Conoco IPO.

Options exercisable and weighted-average exercise price at the end of the last three years and the weighted-average fair value of options granted are as follows:

--------------------------------------------------------------------------------
                                          1998            1997           1996
                                      ------------------------------------------
Fixed Options:
   Number of shares at year-end        46,728,321      40,037,649     43,742,702
   Weighted-avg. price at year-end         $36.29          $26.50         $23.97
   Weighted-avg. fair value of
     options granted during year           $14.30          $12.91         $ 8.95
--------------------------------------------------------------------------------
Variable Options:
   Number of shares at year-end                --              --             --
   Weighted-avg. price at year-end             --              --             --
   Weighted-avg. fair value of
     options granted during year           $15.79          $13.08             --
================================================================================

The fair value of options granted is calculated using the Black-Scholes option pricing model. Assumptions used were as follows:

--------------------------------------------------------------------------------
                            1998                   1997              1996
                    ------------------------------------------------------------
                     Fixed     Variable       Fixed   Variable      Fixed
                    ------------------------------------------------------------
Dividend yield        2.1%        2.1%         2.2%     2.2%         2.6%
Volatility           19.8%       19.9%        18.8%    18.6%        21.0%
Risk-free
  interest rate       5.5%        5.6%         6.4%     6.4%         5.4%
Expected life
  (years)             5.7         5.8          5.6      5.7          6.0
================================================================================

The following table summarizes information concerning currently outstanding and exercisable options:

-----------------------------------------------------------------------------------
                               Exercise     Exercise      Exercise        Exercise
                                 Price        Price         Price          Price
                                $16.13-      $24.38-       $39.63-        $59.50-
December 31, 1998               $24.19       $36.56        $59.44         $82.09
-----------------------------------------------------------------------------------
Fixed Options
  Options outstanding          9,882,545    15,920,674    21,105,446    4,520,865
  Weighted-avg. remaining
    contractual life (years)         2.4           5.5           7.9          9.0
  Weighted-avg. price         $    19.76   $     27.48   $     50.76   $    60.16
  Options exercisable          9,882,545    15,920,674    20,813,569      111,533
  Weighted-avg. price         $    19.76   $     27.48   $     50.69   $    72.42
-----------------------------------------------------------------------------------
Variable Options
  Options outstanding                 --            --     2,505,752      143,000
  Weighted-avg. remaining
    contractual life (years)          --            --           8.1          9.0
  Weighted-avg. price                 --            --   $     52.54     $  65.71
  Options exercisable                 --            --            --           --
  Weighted-avg. price                 --            --            --           --
===================================================================================

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for fixed options. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," was issued in 1995. The company has elected not to adopt the optional recognition provisions of SFAS No. 123. In addition, certain majority-owned subsidiaries of the company grant options to their respective employees under APB Opinion No. 25 and have elected not to adopt SFAS No. 123. The following table sets forth pro forma information as if the company and Conoco had adopted these recognition provisions; the effect on reported net income of applying these recognition provisions to majority-owned subsidiaries other than Conoco is not material. The pro forma disclosures are not representative of the effects on net income and earnings per share in future years.


56                                  Dupont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)

--------------------------------------------------------------------------------
Pro Forma Net Income and
Earnings per share                 1998        1997        1996
--------------------------------------------------------------------------------
Net Income
  As Reported                     $4,480      $2,405      $3,636
  Pro Forma                       $4,584      $2,206      $3,602
Earnings Per Share - Basic
  As Reported                     $ 3.96      $ 2.12      $ 3.23
  Pro Forma                       $ 4.05      $ 1.94      $ 3.20
Earnings Per Share - Diluted
  As Reported                     $ 3.90      $ 2.08      $ 3.18
  Pro Forma                       $ 3.99      $ 1.91      $ 3.15
================================================================================

Compensation expense recognized in income for stock-based employee compensation awards was $174 ($15 excluding Conoco), $65 ($40 excluding Conoco) and $22 ($9 excluding Conoco) for 1998, 1997 and 1996, respectively.

Awards under the company's Variable Compensation Plan may be granted in stock and/or cash to employees who have contributed most in a general way to the company's success, consideration being given to ability to succeed to more important managerial responsibility. Such awards were $182 for 1998, $268 ($223 excluding Conoco) for 1997 and $233 ($195 excluding Conoco) for 1996. Amounts credited to the Variable Compensation Fund are dependent on company earnings and are subject to maximum limits as defined by the plan. The amounts credited to the fund were $188 in 1998, $265 ($221 excluding Conoco) in 1997 and $230 ($189 excluding Conoco) in 1996. Awards made and amounts credited under the Variable Compensation Plan for 1998 relate solely to employees of continuing operations. In accordance with the terms of the Variable Compensation Plan and similar plans of subsidiaries, 1,309,208 shares of common stock are awaiting delivery from awards for 1998 and prior years.


23.  Investment Activities

The company purchased Merck's 50 percent interest in The DuPont Merck Pharmaceutical Company on July 1, 1998, for a cash payment of $2,586. As part of the purchase, the company agreed to indemnify Merck for certain liabilities that may arise from events that occurred during Merck's tenure as a general partner (see Note 26). In addition, related costs of $8 were incurred. The company now operates as DuPont Pharmaceuticals. For accounting purposes, the acquisition has been treated as a purchase. The preliminary allocation of purchase price is as follows: cash $69; other current assets $203; noncurrent assets $1,361; in-process research and development $1,230; and liabilities $269. Noncurrent assets includes $73 of goodwill, which is being amortized over 20 years. Excluding the effect of the $1,230 charge for purchased in-process research and development on 1997's unaudited pro forma results, the unaudited pro forma effect on net income and earnings per share for 1998 and 1997 is not material.

The company purchased ICI's global polyester films business on January 31, 1998, for a cash payment of $647; in addition, related costs of $5 were incurred and liabilities of $110 were assumed, including $54 in employee separation costs and $6 in other costs pursuant to an exit plan the company began to formulate as of the acquisition date. For accounting purposes, the acquisition has been treated as a purchase. The preliminary allocation of purchase price is as follows: current assets $62; noncurrent assets $650; and in-process research and development $50. Noncurrent assets includes $76 of goodwill, which is being amortized over 20 years.

Investment in affiliates in 1997 includes $1,711 for the September 1997 purchase of a 20 percent interest in Pioneer Hi-Bred International. Pioneer develops, produces and markets hybrids of corn and varieties of soybeans. For accounting purposes, the acquisition has been treated as a purchase. Of the $1,711 purchase price, $903 was allocated to purchased in-process research and development and the remainder was allocated based on fair values to assets and liabilities of Pioneer, principally intangible assets (including $206 of goodwill to be amortized over 40 years), for purposes of determining equity in earnings. The 1997 allocation of purchase price was revised in 1998 with finalization of purchase accounting.

Protein Technologies International was purchased on December 1, 1997. PTI is a global supplier of soy proteins and applied technology to the food and paper processing industries. 22,500,000 shares of DuPont common stock were issued in this transaction with a fair value of $1,297. In addition, related costs of $4 were incurred. For accounting purposes, the acquisition has been treated as a purchase. Based on preliminary estimates, the purchase price was allocated as follows: cash $47; other current assets $158; noncurrent assets $897; in-process research and



                                    DuPont                                   57

                         Notes to Financial Statements

                    (Dollars in millions, except per share)



development $500; and liabilities $301, including $188 of debt. In 1998, an additional 70,673 shares of DuPont common stock were issued with a fair value of $4, and related costs of $1 were incurred. The purchase price allocations were revised as follows: cash $47; other current assets $179; noncurrent assets $1,072; in-process research and development $560; deferred tax liability $280; and other liabilities $272. Noncurrent assets includes $85 of goodwill, which is being amortized over 25 years.

The company purchased ICI's global polyester resins and intermediates businesses on December 31, 1997, for a cash payment of $1,240, including $50 held in escrow pending satisfactory demonstration of intermediates process technology in a new facility; in addition, related costs of $7 were incurred and liabilities of $230 were assumed. As part of the transaction, the company acquired a 70 percent interest in an ICI subsidiary that had approximately $225 in long-term borrowings at December 31, 1997. For accounting purposes, the acquisition has been treated as a purchase. The preliminary allocation of purchase price was as follows: current assets $99; noncurrent assets $1,303; in-process research and development $75; and liabilities $230, including $176 of debt. In 1998, the purchase price allocations were revised as follows: current assets $89; noncurrent assets $1,245; in-process research and development $178; and liabilities $265, including $15 in employee separation costs pursuant to an exit plan the company began to formulate as of the acquisition date. Noncurrent assets includes $26 of goodwill, which is being amortized over 20 years.

Note 5 provides information on purchased in-process research and development in connection with the Pioneer, PTI, ICI and DuPont Merck transactions.

Proceeds from sales of assets in 1998 principally include: (a) $500 from the sale of substantially all of DuPont's 50 percent interest in CONSOL Energy Inc.;
(b) $279 from the sale of the global hydrogen peroxide business; and (c) $86 from the sale of the printing and publishing businesses.

Proceeds from sales of assets in 1997 principally include: (a) $175 from collection of a note from The Sterling Group Inc. received in connection with its purchase of the Diagnostic Imaging business in 1996; (b) $125 from DuPont Merck for sale of its generic and multisource product lines; and (c) $62 from the sale of the NEN Life Sciences Products to Genstar Capital LLC.

Proceeds from sales of assets in 1996 principally include $570 from the sales of Medical Products businesses, and $390 from the formation of the elastomers joint venture. Assets sold in connection with these sales amounted to $1,163, of which $644 was for property, plant and equipment, with the remainder being primarily working capital.

Payments for businesses acquired in 1996 principally relate to the purchase of commercial floorcovering distribution and installation companies.


24.  Pensions and Other Postretirement Benefits

Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was adopted by the company in 1998. The standard revises disclosures for pensions and other postretirement benefits and standardizes them into a combined format.

The company offers various postretirement benefits to its employees. Where permitted by applicable law, the company reserves the right to change, modify or discontinue the plans.

Pensions

The company has noncontributory defined benefit plans covering substantially all U.S. employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. The company's funding policy is consistent with the funding requirements of federal law and regulations.

Pension coverage for employees of the company's non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

Other Postretirement Benefits

The parent company and certain subsidiaries provide medical, dental, and life insurance benefits to pensioners and survivors. The associated plans are unfunded and approved claims are paid from company funds.


58                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




Summarized information on the company's postretirement plans is as follows:

-----------------------------------------------------------------------------------
                                      Pension Benefits          Other Benefits
                                ---------------------------------------------------
                                     1998         1997         1998        1997
                                ---------------------------------------------------
Change in Benefit Obligation
Benefit obligation at
  beginning of year               $ 17,133     $ 15,505     $  4,590     $  4,486
Service cost                           355          328           61           55
Interest cost                        1,121        1,123          310          334
Plan participants'
  contributions                         17           17           28           24
Actuarial loss                       1,586        1,595          245           34
Foreign currency exchange
  rate changes                          43         (182)          (4)          (2)
Benefits paid                       (1,236)      (1,213)        (330)        (341)
Amendments                               7           --         (167)          --
New Plans                              389           28           32           --
Divestiture                           (144)         (68)          --           --
Benefit obligation at end       ---------------------------------------------------
of year                           $ 19,271     $ 17,133     $  4,765     $  4,590
                                ===================================================
Change in Plan Assets

Fair value of plan assets
  at beginning of year            $ 18,697     $ 16,957     $     --     $     --
Actual return on
  plan assets                        2,411        3,196           --           --
Foreign currency exchange
  rate changes                           9         (112)          --           --
Employer contributions                 189          137          302          317
Plan participants'
  contributions                         17           17           28           24
Benefits paid                       (1,236)      (1,213)        (330)        (341)
Retiree health care
  pension assets transfer             (249)        (232)          --           --
Special termination
  payments                            (159)          --           --           --
New plans                              244           27           --           --
Divestiture                            (94)         (80)          --           --
Fair value of plan              ---------------------------------------------------
  assets at end of year           $ 19,829     $ 18,697     $     --     $     --
                                ===================================================
Funded Status                     $    558     $  1,564     $ (4,765)    $ (4,590)
Unrecognized prior
  service cost                         572          625         (752)        (650)
Unrecognized actuarial
  (gain) loss                          201         (439)        (340)        (625)
Unrecognized transition
  asset                               (622)        (776)          --           --
                                ---------------------------------------------------
Net amount recognized             $    709     $    974     $ (5,857)    $ (5,865)
                                ===================================================
Amounts recognized in the
statement of financial
position consist of:

Prepaid (accrued) benefit cost    $    798     $  1,055     $ (5,857)    $ (5,865)
Accrued benefit liability             (448)        (327)          --           --
Intangible asset                        61           51           --           --
Accumulated other
  comprehensive income                 298          195           --           --
                                ---------------------------------------------------
  Net amount recognized           $    709     $    974     $ (5,857)    $ (5,865)
===================================================================================

----------------------------------------------------------------------------------
Weighted-average                      Pension Benefits          Other Benefits
assumptions as of                 -------------------------------------------------
December 31                          1998         1997         1998        1997
                                  -------------------------------------------------
Discount rate                           6.5%        7.0%        6.5%        7.0%
Expected return on plan assets          9.0%        9.0%         --          --
Rate of compensation increase           5.0%        5.0%        5.0%        5.0%
===================================================================================

The above assumptions are for U.S. plans only. For non-U.S. plans, no one of which was material, assumptions reflect economic assumptions applicable to each country.

The assumed health care trend rates used in determining other benefits at December 31, 1998, are 7.5 percent decreasing to 4 percent over five years. At December 31, 1997, such rates were 8 percent decreasing to 5 percent over eight years.

------------------------------------------------------------------------------------------
Components of                 Pension Benefits                    Other Benefits
Net Periodic       -----------------------------------------------------------------------
Benefit Cost           1998        1997        1996        1998        1997        1996
                   -----------------------------------------------------------------------
Service cost         $   355     $   328     $   327     $    61     $    55     $    62
Interest cost          1,121       1,123       1,097         310         334         316
Expected return
  on plan assets      (1,581)     (1,417)     (1,369)         --          --          --
Amortization of
transition asset        (150)       (150)       (159)         --          --          --
Amortization of
  unrecognized
  (gain) loss             56          35          52         (25)        (21)        (22)
Amortization of
  prior service
  cost                    53          54          38         (65)        (65)        (75)
Curtailment/
  settlement loss          6          --          --          --          --          --
Net periodic       -----------------------------------------------------------------------
  benefit cost
  (credit)           $  (140)    $   (27)    $   (14)    $   281     $   303     $   281
==========================================================================================


                                    DuPont                                   59

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $2,364, $1,968, and $990, respectively, as of December 31, 1998, and $1,307, $974, and $167, respectively, as of December 31, 1997. The special termination benefit of $159 was provided to U.S. employees terminated under company-wide productivity improvement initiatives. (These initiatives are described in Note 6.) U.S. pension assets consist principally of common stocks, including 9,353,570 shares of DuPont at December 31, 1998 and U.S. government obligations.

Excluded from Note 24 are the Conoco projected benefit obligation and fair value of plan assets of $1,737 and $1,316, respectively, as of December 31, 1998, and $1,404 and $1,196, respectively, as of December 31, 1997.

Assumed health care cost trend rates have a significant effect on the amount reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

--------------------------------------------------------------------------------
                                         1-Percentage         1-Percentage
                                        Point Increase       Point Decrease
                                   ---------------------------------------------
Effect on total of service and
  interest cost components                  $ 44                  $ (35)

Effect on postretirement
  benefit obligation                        $444                  $(366)
================================================================================


25.  Derivatives and Other Hedging Instruments

The company enters into contractual arrangements (derivatives) in the ordinary course of business to hedge its exposure to currency, interest rate and commodity price risks. The company has established an overlying Financial Risk Management Framework for risk management and derivative activities. The framework sets forth senior management's financial risk management philosophy and objectives through a Corporate Financial Risk Management Policy. In addition, it establishes oversight committees and risk management guidelines that authorize the use of specific derivative instruments and further establishes procedures for control and valuation, counterparty credit approval, and routine monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions. The company is exposed to credit loss in the event of nonperformance by these counterparties. The company manages this exposure to credit loss through the aforementioned credit approvals, limits and monitoring procedures and, to the extent possible, by restricting the period over which unpaid balances are allowed to accumulate. The company does not anticipate nonperformance by counterparties to these contracts, and no material loss would be expected from such nonperformance. Market and counterparty credit risks associated with these instruments are regularly reported to management. The company's accounting policies with respect to these financial instrument transactions are set forth in Note 1.


Currency Risk

The company routinely uses forward exchange contracts to hedge its net exposures, by currency, related to monetary assets and liabilities of its operations that are denominated in currencies other than the designated functional currency. The primary business objective of this hedging program is to maintain an approximately balanced position in foreign currencies so that exchange gains and losses resulting from exchange rate changes, net of related tax effects, are minimized.

In addition, the company from time to time will enter into forward exchange contracts to establish with certainty the functional currency amount of future firm commitments denominated in another currency. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility and economic trends. At December 31, 1998, the company had no open forward exchange contracts designated as hedges of firm foreign currency commitments. Forward exchange contracts are also used from time to time to manage near-term foreign currency cash requirements and, from time to time, to place foreign currency deposits and marketable securities investments into currencies offering favorable returns. Net cash inflow (outflow) from settlement of forward exchange contracts was $(31), $146 and $(192) for the years 1998, 1997 and 1996, respectively.


60                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




In December 1998 the company entered into forward exchange contracts to purchase
3.1 billion German marks for about $1,900 in conjunction with the signing of a definitive agreement to purchase the performance coatings business of Hoechst AG for 3.1 billion German marks. The business purpose of these contracts was to lock in the U.S. dollar functional currency cost of this acquisition and thereby prevent adverse movements in the dollar/mark exchange rate from causing the net U.S. dollar cash purchase price to exceed the negotiated fair value of the business. The use of hedge accounting for these contracts is precluded by accounting guidance. Changes in fair value of these contracts are included in income in the period the change occurs and the U.S. dollar purchase price for the acquired business will be measured using the dollar/mark exchange rate on the date of payment. At December 31, 1998, the change in fair value of these contracts resulted in a loss of $20.


Interest Rate Risk

The company uses a combination of financial instruments, including interest rate swaps, interest and principal currency swaps and structured medium-term financings, as part of its program to manage the fixed and floating interest rate mix of the total debt portfolio and related overall cost of borrowing.

Interest rate swaps involve the exchange of fixed for floating rate interest payments that are fully integrated with underlying fixed-rate bonds or notes to effectively convert fixed rate debt into floating rate debt based on LIBOR or commercial paper rates. Interest rate swaps also involve the exchange of floating for fixed rate interest payments that are fully integrated with commercial paper or other floating rate borrowings to effectively convert floating rate debt into fixed rate debt. Both types of interest rate swaps are denominated in U.S. dollars. Interest rate swaps allow the company to maintain a target range of floating rate debt.

Under interest and principal currency swaps, the company receives predetermined foreign currency-denominated payments corresponding, both as to timing and amount, to the fixed or floating interest rate and fixed principal amount to be paid by the company under concurrently issued foreign currency-denominated bonds. In return, the company pays a U.S. dollar-denominated fixed or floating interest rate and a U.S. dollar-denominated fixed principal amount to the counterparty, thereby effectively converting the foreign currency-denominated bonds into U.S. dollar-denominated obligations for both interest and principal. Interest and principal currency swaps allow the company to be fully hedged against fluctuations in currency exchange rates and foreign interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

An interest and principal currency swap was outstanding at December 31, 1998 and 1997, that effectively converted a 150 million Swiss franc borrowing with a 6.25 percent Swiss franc fixed interest rate and a maturity of 2000 to a U.S. dollar fixed principal amount of $103 with a 6.9 percent U.S. dollar fixed interest rate. The fair value of this swap at December 31, 1998 and 1997, was not material.

Structured medium-term financings consist of: (a) a structured medium-term note with interest and/or principal payments (denominated in either U.S. dollars or foreign currencies) determined using a specified calculation incorporating changes in currency exchange rates or other financial indexes, and (b) a concurrently executed structured medium-term swap that, for any and all calculations of the note's interest and/or principal payments over the term of the note, provides a fully hedged transaction such that the note is effectively converted to a U.S. dollar-denominated fixed or floating interest rate with a U.S. dollar-denominated fixed principal amount. Structured medium-term swaps allow the company to be fully hedged against fluctuations in exchange rates and interest rates and to achieve U.S. dollar fixed or floating interest rate payments below the market interest rate, at the date of issuance, for borrowings of comparable maturity.

The face amount of structured medium-term financings outstanding was $50 at December 31, 1998 and 1997. The weighted-average interest rate and weighted-average maturity was 5.1 percent and 5.6 percent, and 6.8 years and 7.8 years, at December 31, 1998 and 1997, respectively. The fair value of the structured medium-term swap associated with these financings at December 31, 1998 and 1997, was not material.

It is the company's policy that foreign currency bonds and structured medium-term notes will not be issued unless a hedge of the market risks inherent in such borrowings is executed simultaneously with a management-approved, highly creditworthy counterparty to provide a fully hedged transaction.


                                    DuPont                                   61

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




Interest rate financial instruments did not have a material effect on the company's overall cost of borrowing at December 31, 1998 and 1997.

See also Notes 17 and 19 for additional descriptions of interest rate financial instruments.


Summary of Outstanding Derivative Financial Instruments

Set forth below is a summary of the notional amounts, estimated fair values and carrying amounts of outstanding financial instruments at December 31, 1998 and 1997.

Notional amounts represent the face amount of the contractual arrangements and are not a measure of market or credit exposure. Estimated fair value of forward exchange contracts is based on market prices for contracts of comparable time to maturity. Carrying amounts represent the receivable (payable) recorded in the Consolidated Balance Sheet. See also Notes 10, 11, 15, 16, 17 and 19 for fair values and carrying amounts of other financial instruments.


Notional Amount, Estimated Fair Value and Carrying Amount of Outstanding Derivative Financial Instruments

--------------------------------------------------------------------------------
                               Notional      Estimated        Carrying
Type of Instrument               Amount     Fair Value          Amount
--------------------------------------------------------------------------------
Forward Exchange Contracts
  December 31, 1998           $  11,389      $  (43)         $  (41)
               1997               8,621          (3)             16
================================================================================

Estimated fair values shown above only represent the value of the hedge component of these transactions, and thus are not indicative of the fair value of the company's overall hedged position. The estimated fair value of the company's total debt portfolio, based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities, was $11,600 and $12,700 at December 31, 1998 and 1997, respectively. The decrease in fair value in 1998 was primarily due to lower borrowing levels.


Commodity Price Risk

The company enters into exchange-traded and over-the-counter derivative commodity instruments to hedge its exposure to price fluctuations on certain raw material purchases. The fair value of outstanding derivative commodity instruments at December 31, 1998 and 1997, was not material.


26.  Commitments and Contingent Liabilities

The company uses various leased facilities and equipment in its operations. Future minimum lease payments under noncancelable operating leases are $148, $111, $84, $69 and $45 for the years 1999, 2000, 2001, 2002 and 2003, respectively, and $260 for subsequent years, and are not reduced by noncancelable minimum sublease rentals due in the future in the amount of $18. Rental expense under operating leases was $214 in 1998, $250 in 1997 and $240 in 1996.

In June 1997, DuPont formed alliances with Computer Sciences Corporation (CSC) and Andersen Consulting. CSC operates a majority of DuPont's global information systems and technology infrastructure and provides selected applications and software services. Andersen Consulting provides information systems solutions designed to enhance DuPont's manufacturing, marketing, distribution and customer service. The total dollar value of the contracts is in excess of $4,000 over 10 years. Minimum payments due under the contracts are: $253, $203, $168, $161 and $154 for the years 1999, 2000, 2001, 2002 and 2003, respectively, and a total of $502 thereafter.

The company has various purchase commitments for materials, supplies and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

The company is subject to various lawsuits and claims with respect to such matters as product liabilities, governmental regulations and other actions arising out of the normal course of business. While the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of company counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the consolidated financial position of the company.


62                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




During 1991 the company initiated a stop-sale and recall of Benlate(R) 50 DF fungicide. About 140 of the more than 750 cases filed against the company in connection with the recall remain, the rest having been disposed of by trial, dismissal or settlement. In the fourth quarter of 1995, DuPont and the other major defendants in litigation concerning allegedly defective plumbing systems made with polybutylene pipe and acetal fittings settled two of several national class actions. The company's liability in the settled actions is limited to 10 percent of the cost of repairing plumbing systems up to a total company payout of $120. The related liability for each of these matters included in the Consolidated Balance Sheet is not reduced by the amounts of any expected insurance recoveries. Adverse changes in estimates for such costs could result in additional future charges.

The company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the company to take further action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by the company or other parties. The company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 1. At December 31, 1998, such accrual amounted to $462 and, in management's opinion, was appropriate based on existing facts and circumstances. Under adverse changes in circumstances, potential liability may exceed amounts accrued. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position of the company.

The company has indirectly guaranteed various debt obligations under agreements with certain affiliated and other companies to provide specified minimum revenues from shipments or purchases of products. At December 31, 1998, these indirect guarantees totaled $15, and the company had directly guaranteed $502 of the obligations of certain affiliated companies and others. No material loss is anticipated by reason of such agreements and guarantees.

As part of the company's purchase of Merck's 50 percent interest in The DuPont Merck Pharmaceutical Company, the company agreed to indemnify Merck for certain liabilities that may arise from events that occurred during Merck's tenure as general partner. As this contingency is resolved and if additional consideration is paid, the amount of such payments will be recorded as additional cost of the acquired business and will increase the amount of goodwill recorded for this acquisition. Amounts paid in 1998 under the indemnity were not material.

In addition, the company has historically guaranteed certain obligations and liabilities of Conoco Inc., its subsidiaries and affiliates. The company has guaranteed $808, plus interest, of the financial obligations of Conoco as well as certain non-financial performance obligations. Conoco has indemnified the company for any liabilities the company may incur pursuant to these guarantees. The Restructuring, Transfer and Separation Agreement between DuPont and Conoco requires Conoco to use its best efforts to have Conoco, or any of its subsidiaries, substitute for DuPont as guarantor.


                                    DuPont                                   63

                         Notes to Financial Statements

                    (Dollars in millions, except per share)



27.  Geographic Information

---------------------------------------------------------------------------------------------------
                                         1998                  1997                  1996
                               --------------------------------------------------------------------
                                    Net        Net        Net       Net         Net        Net
                                   Sales*   Property     Sales*   Property     Sales*   Property
                               --------------------------------------------------------------------
North America
  United States                   $13,075    $ 8,454    $12,802    $ 7,469    $12,472    $ 6,690
  Canada                              881        459        867        559        808        526
  Mexico                              421        117        402        118        343        103
  Other                                93        135         65         74         66         74
                               --------------------------------------------------------------------
          Total                    14,470      9,165     14,136      8,220     13,689      7,393

Europe, Middle East and Africa
  Germany                           1,450        388      1,300        384      1,214        517
  United Kingdom                      988      1,078        925        759        968        467
  France                              904        181        863        174        962        167
  Italy                               902          5        818          5        832          6
  Other                             2,108      1,188      2,029      1,102      2,091      1,023
                               --------------------------------------------------------------------
          Total                     6,352      2,840      5,935      2,424      6,067      2,180

Asia Pacific
  Japan                               820        159        914         77      1,020        101
  Taiwan                              591        707        396        688        356        219
  China                               398        208        373        205        348        161
  Singapore                            86        635         85        584         63        561
  Other                               947        244      1,157        212      1,138        190
                               --------------------------------------------------------------------
          Total                     2,842      1,953      2,925      1,766      2,925      1,232

South America
  Brazil                              659         83        642        106        560        101
  Other                               444         90        451         85        403         53
                               --------------------------------------------------------------------
          Total                     1,103        173      1,093        191        963        154
                               --------------------------------------------------------------------
Total                             $24,767    $14,131    $24,089    $12,601    $23,644    $10,959
===================================================================================================

*Sales are attributed to countries based on location of customer.


28.  Industry Segment Information

Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," was adopted by the company beginning with this Annual Report. This standard requires disclosure of segment information on the same basis used internally for evaluating segment performance and deciding how to allocate resources to segments. The company's strategic business units (operating segments) are organized by product line. For purposes of SFAS No. 131, these have been aggregated into eight reportable segments including Agriculture & Nutrition, Nylon Enterprise, Performance Coatings & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers and Specialty Polymers. The company's ongoing photomasks, safety resources, and global services businesses, and the divested businesses of printing and publishing, medical products and coal are included in Other. Major products by segment include: Agriculture & Nutrition (herbicides, fungicides, insecticides, soy protein and value-enhanced grains); Nylon Enterprise (flooring systems, textiles, industrial fibers and intermediates); Performance Coatings & Polymers (automotive finishes, engineering polymers and elastomers); Pharmaceuticals (prescription pharmaceuticals and radiopharmaceuticals); Pigments & Chemicals (white pigment and mineral products, specialty chemicals and fluorochemicals); Polyester Enterprise (Dacron(R) polyester, high-performance films and resins and intermediates); Specialty Fibers (Lycra(R) brand elastane, nonwovens and aramids); and Specialty Polymers (photopolymers and electronic materials, packaging and industrial polymers, Corian(R) surfaces and fluoropolymers). The company operates globally in substantially all of its product lines. The company's sales are not materially dependent on a single customer or small group of customers. The Performance



64                                  DuPont

                         Notes to Financial Statements

                    (Dollars in millions, except per share)




Coatings & Polymers and Nylon Enterprise segments have several large customers in their respective industries that are important to these segments' operating results.

In general, the accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. Exceptions are noted as follows and are shown in the reconciliations below. Sales include pro rata equity affiliate sales and intersegment transfers. After-tax operating income does not include corporate expenses, interest and exchange gains (losses).

Segment net assets measures net working capital, net permanent investment and other noncurrent operating assets and liabilities of the segment. Affiliate net assets (pro rata share) excludes borrowings and other long-term liabilities. Depreciation and amortization includes depreciation on research and development facilities and amortization of intangible assets, excluding write-down of assets discussed in Note 6. Expenditures for long-lived assets excludes investments in affiliates and includes payments for long-lived assets as part of business acquisitions. See Note 23 for discussion of strategic acquisitions in the segments.

--------------------------------------------------------------------------------------------------------------------
                                     Agriculture                      Performance                         Pigments
                                          &              Nylon         Coatings &        Pharma-             &
                                      Nutrition        Enterprise       Polymers        ceuticals        Chemicals
                                  ----------------------------------------------------------------------------------
1998
Total Segment Sales                    $  3,156         $  4,594        $  4,607        $  1,109         $  3,659
Intersegment Transfers                       --               39              42              --              228

After-Tax Operating Income 2                257              244             508            (668)             577
Depreciation and Amortization               133              236             149              60              232
Equity in Earnings of Affiliates             10               35              16              77               (3)
Provision for Income Taxes                   25              140             264            (317)             303

Segment Net Assets                        4,069            3,082           2,214           1,843            1,734
Affiliate Net Assets                      1,169              551             281              23               62
Expenditures for Long-Lived Assets          214              493             229             655              189
====================================================================================================================
1997
Total Segment Sales                    $  2,513         $  4,582        $  4,676        $    753         $  3,812
Intersegment Transfers                       --               26              51              --              228

After-Tax Operating Income 3             (1,017)             372             519             234              513
Depreciation and Amortization                73              231             157              --              241
Equity in Earnings of Affiliates           (913)              42              67             232               --
Provision for Income Taxes                  (16)             177             274             142              238

Segment Net Assets                        3,231            2,928           2,043             404            1,885
Affiliate Net Assets                        882              507             262             437               68
Expenditures for Long-Lived Assets          499              490             258              --              203
=====================================================================================================================
1996
Total Segment Sales                    $  2,443         $  4,186        $  4,573        $    721         $  3,734
Intersegment Transfers                       --               29              47              --              230

After-Tax Operating Income 4                351              334             502             305              493
Depreciation and Amortization                70              244             198              --              253
Equity in Earnings of Affiliates              6               26              51             302               --
Provision for Income Taxes                   56              172             282             186              231

Segment Net Assets                        1,405            2,325           1,879             439            1,929
Affiliate Net Assets                         28              283             220             479               70
Expenditures for Long-Lived Assets           88              300             219              --              196
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
                                       Polyester        Specialty       Specialty
                                      Enterprise         Fibers         Polymers          Other           Total 1
                                  ----------------------------------------------------------------------------------
1998
Total Segment Sales                    $  2,797         $  3,296        $  4,093        $    445         $ 27,756
Intersegment Transfers                      175               86             155               4              729

After-Tax Operating Income 2               (228)             659             598             183            2,130
Depreciation and Amortization               419              230             169              64            1,692
Equity in Earnings of Affiliates             (1)              25              12              81              252
Provision for Income Taxes                 (100)             331             318              89            1,053

Segment Net Assets                        3,142            2,574           2,183             260           21,101
Affiliate Net Assets                        174              134             237              --            2,631
Expenditures for Long-Lived Assets          706              361             267             134            3,248
====================================================================================================================
1997
Total Segment Sales                    $  2,215         $  3,320        $  4,094        $  1,022         $ 26,987
Intersegment Transfers                      169               70             192              18              754

After-Tax Operating Income 3                124              708             577            (225)           1,805
Depreciation and Amortization               126              240             178              64            1,310
Equity in Earnings of Affiliates              3               23              21              67             (458)
Provision for Income Taxes                   77              319             289            (178)           1,322

Segment Net Assets                        3,156            2,332           2,011             375           18,365
Affiliate Net Assets                        158              127             199             249            2,889
Expenditures for Long-Lived Assets        1,131              285             320             136            3,322
====================================================================================================================
1996
Total Segment Sales                    $  2,337         $  3,095        $  3,835        $  1,542         $ 26,466
Intersegment Transfers                      275               32             129              76              818

After-Tax Operating Income 4                161              624             496             (24)           3,242
Depreciation and Amortization               147              247             179             101            1,439
Equity in Earnings of Affiliates             11               20              25              36              477
Provision for Income Taxes                   76              287             250             (63)           1,477

Segment Net Assets                        1,212            2,232           1,865           1,123           14,409
Affiliate Net Assets                        144              116             185             436            1,961
Expenditures for Long-Lived Assets          167              326             247              67            1,610
===============================================================================================================

                                    DuPont                                   65

                         Notes to Financial Statements

                    (Dollars in millions, except per share)


1 A reconciliation of the totals reported for the operating segments to the applicable line items on the consolidated financial statements is as follows:

Segment Sales to Total Sales

--------------------------------------------------------------------------------
                                    1998           1997           1996
                               -------------------------------------------------
Total Segment Sales              $ 27,756       $ 26,987       $ 26,466
Elimination of Intersegment
  Transactions                       (729)          (754)          (818)
Elimination of Equity
  Affiliate Sales                  (2,260)        (2,204)        (2,045)
Miscellaneous                          --             60             41
                               -------------------------------------------------
    Total Sales                  $ 24,767       $ 24,089       $ 23,644
================================================================================

After-Tax Operating Income to Income from Continuing Operations

--------------------------------------------------------------------------------
                                    1998           1997           1996
                               -------------------------------------------------
Total Segment ATOI               $  2,130       $  1,805       $  3,242
Interest and Exchange
  Gains (Losses)                     (292)          (226)          (182)
Corporate Expenses                   (190)          (147)          (129)
                               -------------------------------------------------
  Income from Continuing
    Operations                   $  1,648       $  1,432       $  2,931
================================================================================


Segment Net Assets to Total Assets

--------------------------------------------------------------------------------
                                    1998           1997           1996
                               -------------------------------------------------
Total Segment Net Assets         $ 21,101       $ 18,365       $ 14,409
Corporate Assets                    4,768          5,296          5,990
Liabilities included
  in Net Assets                     4,250          4,630          4,092
Net Assets of
  Discontinued Operations           8,417          8,398          7,851
                               -------------------------------------------------
        Total Assets             $ 38,536       $ 36,689       $ 32,342
================================================================================


Other Items

--------------------------------------------------------------------------------
                                       Segment                    Consolidated
                                       Totals      Adjustments      Totals
                               -------------------------------------------------
1998
Depreciation and Amortization         $ 1,692       $  (240)       $ 1,452
Equity in Earnings of Affiliates          252            26            278
Provision for Income Taxes              1,053          (112)           941
Affiliate Net Assets                    2,631          (835)         1,796
Expenditures for Long-Lived
  Assets                                3,248           135          3,383
1997
Depreciation and Amortization         $ 1,310       $    51        $ 1,361
Equity in Earnings of Affiliates         (458)        1,101*           643
Provision for Income Taxes              1,322            32          1,354
Affiliate Net Assets                    2,889          (517)         2,372
Expenditures for Long-Lived
  Assets                                3,322           118          3,440
1996
Depreciation and Amortization         $ 1,439       $    87        $ 1,526
Equity in Earnings of Affiliates          477           217            694
Provision for Income Taxes              1,477           (61)         1,416
Affiliate Net Assets                    1,961          (389)         1,572
Expenditures for Long-Lived
  Assets                                1,610            63          1,673
================================================================================

* Includes a charge of $903 for Pioneer in-process research and development reported in Note 5.

2 Includes the following (charges) benefits:

--------------------------------------------------------------------------------
Agriculture & Nutrition a                                        $   (73)
Nylon Enterprise b                                                  (162)
Performance Coatings & Polymers b                                    (17)
Pharmaceuticals c                                                   (853)
Pigments & Chemicals b                                                (4)
Polyester Enterprise d                                              (221)
Specialty Fibers b                                                    (3)
Specialty Polymers b                                                 (10)
Other e                                                               78
                                                                  -------
                                                                 $(1,265)
================================================================================

a Includes a $60 charge to adjust the preliminary allocation of purchased in-process research and development for PTI and a $13 charge related to productivity improvement initiatives.

b    Includes charges associated with productivity improvement initiatives.

c Includes a $799 charge for purchased in-process research and development associated with the purchase of Merck's 50 percent interest in The DuPont Merck Pharmaceutical Company and a $54 impairment write-down to fair value of certain Pharmaceuticals assets.

d Includes a $123 charge for adjustments to the preliminary allocation of purchased in-process research and development for the purchase of the ICI polyester businesses and a $98 charge associated with productivity improvement initiatives.

e Includes a $121 gain on the sale of CONSOL Energy Inc. and a $43 charge related to productivity improvement initiatives.

3     Includes the following (charges) benefits:

--------------------------------------------------------------------------------
Agriculture & Nutrition a                                        $(1,465)
Pharmaceuticals b                                                     72
Polyester Enterprise c                                               (63)
Other d                                                             (220)
                                                                  -------
                                                                 $(1,676)
================================================================================

a Includes charges of $1,403 for acquired in-process research and development relating to the Pioneer transaction ($903) and PTI transaction ($500) and $62 associated with the Benlate(R) 50 DF fungicide recall.

b Includes a benefit of $72 from the gain on the sale by DuPont Merck of its generic and multisource product lines.

c Includes a charge of $63 for acquired in-process research and development relating to the ICI polyester resins and intermediates transaction.

d Includes a charge of $220 associated with the divestiture of certain printing and publishing businesses.

4 Includes the following (charges) benefits:

--------------------------------------------------------------------------------
Agriculture & Nutrition a                                            $(110)
Nylon Enterprise b                                                     (20)
Performance Coatings & Polymers c                                       55
Pigments & Chemicals b                                                 (14)
Polyester Enterprise b                                                 (16)
Other d                                                                 45
                                                                      -----
                                                                     $ (60)
================================================================================

a    Includes charge associated with the Benlate(R) 50 DF fungicide recall.

b Includes charges associated principally with employee separation costs in the United States.

c Includes benefit associated with formation of the DuPont Dow elastomers joint venture.

d Includes gains of $41 from the sale of certain medical products businesses and $33 related to sale of stock received in connection with the previously sold connector systems business, and a charge of $29, principally employee separation costs outside the United States, associated with the printing and publishing business.

See segment discussions on pages 16-23 for a description of each industry segment. Products are transferred between segments on a basis intended to reflect as nearly as practicable the "market value" of the products.

29. Subsequent Event

In February 1999 the company acquired Herberts, the leading supplier of automotive coatings in Europe, from Hoechst for about $1,900. This business will become part of DuPont's Performance Coatings & Polymers segment. Herberts operates 37 manufacturing facilities worldwide and currently employs approximately 9,000 employees. For the year-ended December 31, 1998, Herberts had sales of approximately $1,900. The acquisition will be accounted for as a purchase in 1999.

                                    DuPont                                   67

                      Quarterly Financial Data (Unaudited)

                    (Dollars in millions, except per share)


Quarter Ended                                           March 31         June 30      September 30     December 31
------------------------------------------------------------------------------------------------------------------------
1998
Sales                                                   $  6,194        $  6,432        $  6,042         $  6,099
Cost of Goods Sold and Other Expenses 1                    5,302           5,272           6,874            5,167
Income (Loss) from Continuing Operations                     637 2           794 3          (564) 4           781 5
Income from Discontinued Operations                          269             165             160            2,439
Net Income                                                   906             959            (404) 6         3,220
Basic Earnings Per Share of Common Stock 7
  Income (Loss) from Continuing Operations                   .56             .70            (.50)             .69
  Income from Discontinued Operations                        .24             .15             .14             2.17
  Net Income                                                 .80             .85            (.36) 6          2.86
Diluted Earnings Per Share of Common Stock 7
  Income (Loss) from Continuing Operations                   .55             .69            (.50)             .68
  Income from Discontinued Operations                        .24             .14             .14             2.14
  Net Income                                                 .79             .83            (.36) 6          2.82
Dividends Per Share of Common Stock                         .315             .35             .35              .35
Market Price of Common Stock 8
  High                                                        70 7/16         84 7/16         79 1/2           66 1/2
  Low                                                         52 5/8          67 1/8          52 1/4           51 11/16
==========================================================================================================================
1997
Sales                                                   $  5,851        $  6,541        $  5,794         $  5,903
Cost of Goods Sold and Other Expenses 1                    4,854           5,260           6,038            5,724
Income (Loss) from Continuing Operations                     710             924            (273) 9            71 10
Income from Discontinued Operations                          310             216             256              191
Net Income                                                 1,020           1,140             (17)             262
Basic Earnings Per Share of Common Stock 7
  Income (Loss) from Continuing Operations                   .63             .82            (.24)             .06
  Income from Discontinued Operations                        .27             .19             .22              .17
  Net Income                                                 .90            1.01            (.02)             .23
Diluted Earnings Per Share of Common Stock 7
  Income (Loss) from Continuing Operations                   .62             .80            (.24)             .06
  Income from Discontinued Operations                        .27             .19             .22              .17
  Net Income                                                 .89             .99            (.02)             .23
Dividends Per Share of Common Stock                         .285            .315            .315             .315
Market Price of Common Stock 8
  High                                                        57 5/8          62 7/8          69 3/4           64 15/16
  Low                                                         46 3/8          49 3/4          60 11/16         50 3/16
==========================================================================================================================

1    Excludes interest expense and provision for income taxes.

2 Includes a net charge of $145 ($.13 per share-diluted) reflecting: a charge of $85 for the modernization program for global nylon operations; and a charge of $60 to revise a prior estimate for the 1997 write-off of acquired in-process research and development relating to the PTI transaction.

3 Includes a net charge of $45 ($.04 per share-diluted) reflecting a charge principally for the modernization program for global nylon operations.

4 Includes a net charge of $1,174 ($1.03 per share-diluted) reflecting: a charge of $954 associated with acquired in-process research and development relating to the DuPont Merck acquisition ($845) and a revision to the 1997 ICI polyester write-off ($109); a charge of $256 related to productivity improvement initiatives involving employee separation costs and asset write-downs; a benefit of $36 related to the sale of hydrogen peroxide assets.

5 Includes a net benefit of $99 ($.08 per share-diluted) reflecting: a gain of $121 on the sale of substantially all of the company's remaining interest in CONSOL Energy Inc.; a charge of $54 associated with the impairment write-down to fair value of certain pharmaceutical assets; and a net benefit of $32 to revise prior estimates for the write-off of acquired in-process research and development relating to the DuPont Merck acquisition ($46 benefit) and the ICI polyester purchase ($14 charge).

6    Before effect of extraordinary item.

7 Earnings per share for the year may not equal to the sum of quarterly earnings per share due to changes in average share calculations.

8    As reported on the New York Stock Exchange, Inc. Composite Transactions
     Tape.

9 Includes a net charge of $998 ($.87 per share - diluted) reflecting: a charge of $850 associated with acquired in-process research and development for the Pioneer transaction; a charge of $220 associated with the planned divestiture of certain printing and publishing businesses; and a gain of $72 from the sale by DuPont Merck of its generic and multisource product lines.

10 Includes a net charge of $678 ($.59 per share - diluted) reflecting: a charge of $616 associated with acquired in-process research and development relating to the PTI transaction ($500), the Pioneer transaction ($53), and the ICI polyester intermediates and resins transaction ($63); and a charge of $62 associated with the Benlate(R) 50 DF fungicide recall.

68                                   DuPont

                    Five-Year Financial Review 1 (Unaudited)

                    (Dollars in millions, except per share)



------------------------------------------------------------------------------------------------------------------------------------

                                                    1998            1997            1996             1995              1994
                                              --------------------------------------------------------------------------------------

Summary of Operations
Sales                                             $ 24,767        $ 24,089        $ 23,644         $ 24,500         $ 22,518
Income from Continuing Operations Before
  Income Taxes and Minority Interests             $  2,613        $  2,829        $  4,387         $  4,319         $  3,384
Provision for Income Taxes                        $    941        $  1,354        $  1,416         $  1,432         $  1,164
Income from Continuing Operations                 $  1,648        $  1,432        $  2,931         $  2,858         $  2,205
Income from Discontinued Operations               $  3,033        $    973        $    705         $    435         $    522
Net Income                                        $  4,681 2      $  2,405        $  3,636         $  3,293         $  2,727
                                              --------------------------------------------------------------------------------------

Basic Earnings Per Share of Common Stock
  Income from Continuing Operations               $   1.45        $   1.26        $   2.60         $   2.43         $   1.61
  Income from Discontinued Operations             $   2.69        $   0.86        $   0.63         $   0.38         $   0.39
  Net Income                                      $   4.14 2      $   2.12        $   3.23         $   2.81         $   2.00
Diluted Earnings Per Share of Common Stock
  Income from Continuing Operations               $   1.43        $   1.24        $   2.56         $   2.41         $   1.60
  Income from Discontinued Operations             $   2.65        $   0.84        $   0.62         $   0.36         $   0.38
  Net Income                                      $   4.08 2      $   2.08        $   3.18         $   2.77         $   1.98
                                              ======================================================================================

Financial Position at Year End
Working Capital                                   $ (2,374)       $ (2,110)       $     15         $ (2,116)        $  3,208
Total Assets                                      $ 38,536        $ 36,689        $ 32,342         $ 32,748         $ 32,577
Borrowings and Capital Lease Obligations:
  Short Term                                      $  6,629        $  6,152        $  3,907         $  6,152         $  1,286
  Long Term                                       $  4,495        $  5,897        $  5,052         $  5,646         $  6,338
Stockholders' Equity                              $ 13,954        $ 11,270        $ 10,593         $  8,323         $ 12,743
                                              ======================================================================================

General
For the Year:
  Capital Expenditures                            $  5,480 3      $  7,075 3      $  1,783         $  1,810         $  1,615
  Depreciation and Amortization                   $  1,452        $  1,361        $  1,526         $  1,643         $  1,748
  Research and Development Expense                $  1,308 4      $  1,072 4      $    990         $  1,031         $  1,004
    As Percent of Sales:                               5.3%            4.5%            4.2%             4.2%             4.5%
Average Number of Shares (millions)
  Basic                                              1,129           1,131           1,121            1,170            1,360
  Diluted                                            1,145           1,150           1,140            1,183            1,371
Dividends Per Common Share                        $  1.365        $   1.23        $  1.115         $  1.015         $   0.91
Common Stock Prices
  High                                            $     84 7/16   $     69 3/4    $     49 11/16   $     36 1/2     $     31 3/16
  Low                                             $     51 11/16  $     46 3/8    $     34 13/16   $     26 5/16    $     24 1/8
  Year-End Close                                  $     53 1/16   $     60 1/16   $     47 1/16    $     34 15/16   $     28 1/16
At Year End:
  Employees (thousands) 5                              101              98              97              105              107
  Common Stockholders of Record (thousands)            145             154             158              166              172
  Book Value Per Common Share                     $  12.18        $   9.77        $   9.19         $   7.28         $   9.18
====================================================================================================================================

1 See Management's Discussion and Analysis, Consolidated Financial Statements and Quarterly Financial Data for information relating to significant items affecting the results of operations and financial position.

2    Before extraordinary item (Note 8).

3    Includes strategic acquisitions as discussed in Note 23.

4    Excludes purchased in-process research and development.

5    Includes employees of discontinued operations.


                                    DuPont                                   69